UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2014

10:00 a.m. Eastern Time

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Morgans Hotel Group Co. (the “Company”) to be held on Wednesday, May 14, 2014, at 10:00 a.m., Eastern Time, at Hudson, 356 West 58th Street, New York, NY 10019, for the following purposes:

1.	to elect nine directors to serve one-year terms expiring in 2015;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	to hold an advisory vote on executive compensation;

4.	to vote on a stockholder proposal, if presented, regarding the Company’s stockholder rights plan; and

5.	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on Wednesday, April 2, 2014, the record date for the annual meeting, will be entitled to notice of and to vote at the meeting.

Our Board of Directors, or the Board, is pleased to nominate for election as directors the nine director nominees named in Proposal 1 in the attached proxy statement and on the enclosed WHITE proxy card. We believe our director nominees have the experience, industry knowledge and commitment necessary to execute our strategic plan and position us to deliver value to our stockholders. Six director nominees are currently serving as directors of the Company.

Our entire Board of Directors recommends that you vote “FOR ALL” of the Board’s nine director nominees named in Proposal 1 in the attached proxy statement and on the WHITE proxy card.

CAUTION: OPPOSITION STOCKHOLDER SEEKS TO GAIN CONTROL OF YOUR COMPANY

As you may be aware, one of our stockholders, Kerrisdale Partners Master Fund Ltd (“Kerrisdale”), has provided us with notice of its intent to nominate its own slate of seven director nominees at the annual meeting. Kerrisdale, which as of March 12, 2014 owned more than 3% of our outstanding common stock, currently has no representation on our Board of Directors.

We do not believe that allowing Kerrisdale to gain control of the Company through the election of all seven of its director nominees to our Board of Directors would be in the best interests of our stockholders.

You may receive proxy solicitation materials from Kerrisdale or other persons or entities affiliated with it, including an opposition proxy statement and proxy card. OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF KERRISDALE. Even if you have previously signed a proxy card sent by or on behalf of Kerrisdale, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting in person at the reconvened annual meeting, by telephone or the Internet. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card or voting instruction card sent to you by or on behalf of Kerrisdale or any person other than the Company.

OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT, (ii) “FOR” PROPOSALS 2 AND 3 AND (iii) “AGAINST” PROPOSAL 4.

If you need any assistance with voting with your WHITE proxy card or voting by telephone or the Internet, please contact our proxy solicitor:

Okapi Partners LLC

437 Madison Avenue 28th Floor

New York, NY 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders Call Toll Free: (877) 796-5274

Email: info@okapipartners.com

By Order of the Board of Directors

Name:	Richard Szymanski
Title:	Secretary

New York, NY

April 16, 2014

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

PROXY STATEMENT

GENERAL

The enclosed WHITE proxy card is solicited on behalf of the Board of Directors, or the Board, of Morgans Hotel Group Co. (the “Company”) for use at the Annual Meeting of Stockholders, or the annual meeting, to be held on Wednesday, May 14, 2014, at 10:00 a.m., Eastern Time. The annual meeting will be held at Hudson, 356 West 58th Street, New York, NY 10019. This proxy statement, the enclosed WHITE proxy card and our annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2013 (our “2013 Annual Report”) are first being mailed to stockholders beginning on or about April 16, 2014.

As you may be aware, one of our stockholders, Kerrisdale Partners Master Fund Ltd (“Kerrisdale”), has provided us with notice of its intent to nominate its own slate of seven director nominees at the annual meeting. Kerrisdale, which as of March 12, 2014 owned more than 3% of our outstanding common stock, currently has no representation on our Board of Directors.

We do not believe that allowing Kerrisdale to gain control of the Company through the election of all seven of its director nominees to our Board of Directors would be in the best interests of our stockholders.

OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 IN THIS PROXY STATEMENT (ii) “FOR” PROPOSALS 2 AND 3 AND (iii) “AGAINST” PROPOSAL 4. OUR ENTIRE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF KERRISDALE.

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying WHITE proxy card because you own shares of common stock of Morgans Hotel Group Co. This proxy statement contains information related to the solicitation of proxies for use at our annual meeting of stockholders, to be held at 10:00 a.m., Eastern Time, on Wednesday, May 14, 2014 at Hudson, 356 West 58th Street, New York, NY 10019, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders.

This solicitation is made by Morgans Hotel Group Co. on behalf of our Board of Directors. It is NOT made by or on behalf of Kerrisdale or any other stockholder. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Morgans Hotel Group Co.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on April 2, 2014, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.

When you vote by signing and returning the WHITE proxy card or vote by telephone or the Internet, you appoint Jason T. Kalisman and Richard Szymanski, two officers of the Company, as your representatives to vote your common stock at the annual meeting or any properly authorized adjournment thereof. Messrs. Kalisman and Szymanski, or either of them, will vote your common stock as you instruct on your WHITE proxy card or by telephone or the Internet. Accordingly, if you sign and return the WHITE proxy card or vote by telephone or the Internet, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your WHITE proxy card or voting by telephone or the Internet in advance of the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available for inspection by stockholders of record at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., by contacting our Secretary at our principal executive offices at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary.

Can I attend the annual meeting? What do I need for admission?

If you are a holder of our common stock at the close of business on April 2, 2014, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date for the annual meeting.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting, contact our Investor Relations department at (212) 227-4100.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	to elect nine directors to serve one-year terms expiring in 2015;

•	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	to hold an advisory vote on executive compensation; and

•	to vote on a stockholder proposal, if presented, regarding the Company’s stockholder rights plan.

The Company has also received notice from Kerrisdale that it intends to nominate its own slate of seven director nominees for election to our Board of Directors at the annual meeting (the “Kerrisdale Nominees”) and to solicit proxies from stockholders in support of the Kerrisdale Nominees. We urge stockholders to vote “FOR ALL” of the Board’s nine director nominees named in Proposal 1 on the WHITE proxy card and NOT to vote or execute any proxy card or voting instruction card that you may receive from or on behalf of Kerrisdale.

How does the Board recommend I vote on these proposals?

The entire Board of Directors recommends a vote:

•	“FOR ALL” of the Board’s nine director nominees named in Proposal 1 of this proxy statement;

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year;

•	“FOR” the advisory vote on executive compensation; and

•	“AGAINST” the stockholder proposal, if presented, regarding the Company’s stockholder rights plan.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in their own discretion.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

Stockholders of Record. If you are a stockholder of record (that is, if you hold shares of the Company in your own name), you may vote your shares by any of the following methods:

•	Vote by Mail. You may vote by completing, signing and dating the enclosed WHITE proxy card where indicated and by mailing or otherwise returning the WHITE proxy card in the envelope provided to you. You should sign your name exactly as it appears on the WHITE proxy card. If you are signing in a representative capacity (for example, as a guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Please mail the WHITE proxy card in the envelope provided to you so it is received in advance of the annual meeting on Wednesday, May 14, 2014.

•	Vote by the Internet or Telephone. You may vote by the Internet by logging on to the website listed on the WHITE proxy card, entering your control number located on the WHITE proxy card and voting by following the on-screen prompts. You may also vote by telephone (toll free) by calling the toll-free touchtone voting number listed on the WHITE proxy card, entering your control number located on the WHITE proxy card and following the touchtone prompts. If you vote by the Internet or by telephone, you do not need to return your proxy or voting instruction card. Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 13, 2014 for the voting of shares held by stockholders of record.

Beneficial Owners. If you are a beneficial owner, but your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), you may vote by completing, signing and dating the voting instruction card where indicated and by mailing or otherwise returning the voting instruction card in the envelope provided to you. Please mail the WHITE voting instruction card in the envelope provided to you with your WHITE voting instruction card so it is received in advance of the annual meeting on Wednesday, May 14, 2014. If your shares are held in street name, and if the bank or broker offers Internet and telephone voting, you will receive instructions from them that you must follow in order for your shares to be voted.

Your vote is important and our Board of Directors strongly encourages you to vote your shares by following the instructions provided on the enclosed WHITE proxy card or voting instruction card. Please vote promptly. Even if you plan to attend the annual meeting, our Board of Directors recommends that you vote in advance of the annual meeting via one of the methods described above.

What does it mean if I receive more than one WHITE proxy card or voting instruction card?

If your shares are registered in more than one name or are held in more than one account, you will receive a WHITE proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please follow the instructions you receive for each account to complete, sign, date and return each WHITE proxy card or voting instruction card you receive or to submit your proxy or voting instructions by telephone or by the Internet.

To ensure stockholders have the Company’s latest proxy information and materials to vote, the Board of Directors expects to conduct multiple mailings prior to the date of the annual meeting and, as a result, you may receive more than one copy of the WHITE proxy card or voting instruction card regardless of whether or not you have previously submitted your proxy or voting instructions. Whether or not you plan to attend the annual meeting in person, you are urged to mark, date, sign and return a WHITE proxy card or voting instruction card in the postage-paid envelope provided, or vote electronically over the Internet or by telephone, as promptly as possible. Only the latest dated proxy or voting instructions you submit will be counted.

What should I do if I receive a proxy card or voting instruction card from or on behalf of Kerrisdale?

Kerrisdale has provided notice to the Company of its intent to nominate the seven Kerrisdale Nominees for election to our Board of Directors at the annual meeting and solicit proxies for use at the annual meeting to vote in favor of such Kerrisdale Nominees in opposition to the Board’s nine director nominees. You may receive proxy solicitation materials from Kerrisdale, including an opposition proxy statement and proxy card. OUR ENTIRE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF KERRISDALE. If you have previously signed a proxy card sent by or on behalf of Kerrisdale, you have the right to change your vote. If you are a stockholder of record, you may change your vote by marking, dating, signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by following the instructions on the WHITE proxy card to submit your proxy electronically over the Internet or by telephone. A later dated proxy submitted to Kerrisdale would also revoke a prior proxy granted to us. If you are a beneficial holder, please follow the voting instructions provided by your bank, broker or other nominee to change your vote. Only the latest dated proxy card you vote or voting instructions you provide will be counted.

We urge you to disregard any proxy card or voting instruction card sent to you by or on behalf of Kerrisdale or on behalf of anyone other than the Company. Please note that if you submit a proxy card to “WITHHOLD” your vote with respect to any Kerrisdale Nominee, that submission will not cause your shares to be counted as a vote “FOR” any of the Board’s nine director nominees and will result in the revocation of any previous proxy or voting instructions you may have submitted using the WHITE proxy card or voting instruction card.

How will my shares be voted if I do not provide specific voting instructions in the WHITE proxy card or voting instruction card that I submit?

If you sign and submit a WHITE proxy card or voting instruction card without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by a majority of our Board on such matters, and as the proxy holders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the meeting.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name at the annual meeting, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2014 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions. For more information on broker non-votes on routine matters, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by (i) submitting a later-dated proxy by mail, telephone or the Internet, (ii) attending the annual meeting and voting in person or

(iii) delivering instructions to our Secretary at our principal executive offices located at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary. Please note that attendance at the meeting, in itself, will not constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker.

IF YOU BELIEVE YOU MAY HAVE PREVIOUSLY VOTED ON A PROXY CARD PROVIDED BY KERRISDALE OR ONE OF ITS AFFILIATES, YOU CAN REVOKE THAT PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD USING THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED OR BY VOTING BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE ENCLOSED WHITE PROXY CARD.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on April 2, 2014, the record date for the annual meeting, will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares on non-routine matters, but has discretionary authority to vote with respect to one or more routine proposals. For more information on abstention and broker non-votes, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

As of April 2, 2014, there were 34,122,932 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast on the election of directors. Therefore, the nine nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Ratification of our independent registered public accounting firm and the advisory vote on executive compensation will in each case require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

OUR ENTIRE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE KERRISDALE NOMINEES IS NOT IN YOUR BEST INTERESTS AND THE ENTIRE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY PROXY CARD THAT KERRISDALE OR ANY OF ITS AFFILIATES MAY SEND TO YOU OR OTHERWISE VOTE FOR ELECTION OF THE KERRISDALE NOMINEES.

How are proxy card votes counted?

If the accompanying WHITE proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed WHITE proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board of Directors. The entire Board of Directors recommends you vote (i) “FOR ALL” of the Board’s nine director nominees named in Proposal 1 of this proxy statement, (ii) “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year, (iii) “FOR” the advisory vote on executive compensation and (iv) “AGAINST” the stockholder proposal regarding the Company’s stockholder rights plan, if presented.

•	In the election of directors, you may vote (i) “FOR ALL” of the Board’s nine director nominees, (ii) “WITHHOLD ALL” with respect to the Board’s nine director nominees or (iii) “FOR ALL EXCEPT” one or more, but not all, of the Board’s nine director nominees.

•	On the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the stockholder proposal regarding the Company’s stockholder rights plan, if presented, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

KERRISDALE OR ONE OF ITS AFFILIATES MAY SEND YOU SOLICITATION MATERIAL CONTESTING THE ELECTION OF THE BOARD’S NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 OF THIS PROXY STATEMENT AND SOLICITING YOUR VOTE TO ELECT THE KERRISDALE NOMINEES TO OUR BOARD OF DIRECTORS. OUR ENTIRE BOARD OF DIRECTORS BELIEVES THAT ALLOWING KERRISDALE TO GAIN CONTROL OF THE COMPANY THROUGH THE ELECTION OF THE KERRISDALE NOMINEES TO OUR BOARD OF DIRECTORS IS NOT IN YOUR BEST INTERESTS AND WE URGE YOU NOT TO RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD THAT KERRISDALE OR ANY OF ITS AFFILIATES MAY SEND TO YOU.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

Withhold Votes. In the election of directors, stockholders can withhold authority to vote their shares with respect to all of the Board’s nine director nominees as a group by voting “WITHHOLD ALL” or with respect to one or more, but not all, of the Board’s nine director nominees by voting “FOR ALL EXCEPT” and indicating for which individual nominee(s) the stockholder is withholding voting authority. Only the nine nominees standing for election receiving the most “FOR” votes will be elected as directors. Withhold votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting but will not be counted in determining the outcome of the election.

Abstentions. Pursuant to Delaware law and our by-laws, abstentions are counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal, other than the election of directors. We intend to treat abstentions in this manner. With respect to the election of directors, only the nine nominees standing for election receiving the most “FOR” votes will be elected as directors. For all other proposals, abstentions will have the same effect as a vote against the proposal. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. For brokerage accounts that receive proxy materials from or on behalf of both the Company and Kerrisdale, all items listed in the notice for the meeting will be considered non-routine matters. In that case, if you do not submit any voting instructions to your broker, your shares will not be counted in determining the outcome of any of the proposals at the annual meeting; nor will your shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials only from us, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors and the advisory approval of the Company’s executive compensation. If you are a beneficial owner and want your vote to count on these non-routine proposals, it is critical that you instruct your broker how to vote your shares. Consequently, if you receive proxy materials only from us and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of BDO USA, LLP. If your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items, although your shares will count for purposes of determining whether a quorum exists.

Who will count the votes?

The Inspector of Election appointed for the annual meeting, who we expect will be a representative of IVS Associates, Inc., will separately tabulate the affirmative and negative votes, withheld votes, abstentions and broker non-votes.

Where can I find the voting results of the annual meeting?

We will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Who is soliciting my proxy, how is it being solicited and who is bearing the cost of such solicitation?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay all costs of soliciting proxies, including the costs of preparing and mailing this proxy statement. In addition to the solicitation by us of proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by telephone or by other appropriate means of communication. We request and anticipate that banks, brokers, fiduciaries, custodians and nominees will forward copies of our proxy soliciting materials to their principals and request their voting instructions, and we will reimburse those persons for their out-of-pocket expenses in doing so. In addition, we have retained Okapi Partners LLC (“Okapi”) to provide solicitation and advisory services for which Okapi will receive a retainer of $100,000 applicable toward the final fee to be mutually agreed upon by the Company and Okapi, plus its reasonable out-of-pocket expenses. We have agreed to indemnify Okapi against certain liabilities, including liabilities arising under the federal securities laws. Okapi has informed us that it intends to employ approximately 35 persons to solicit proxies. Our aggregate expenses related to the solicitation of proxies in excess of those normally spent for an annual meeting of our stockholders as a result of the proxy contest, including fees for attorneys and other advisers and advertising, printing and related costs, but excluding salaries and wages of our regular employees, are currently expected to be approximately $1.8 million, of which $0.2 million has been spent to date.

In connection with the solicitation of proxies for the annual meeting, we have not authorized anyone to give you any information or make any representation not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us. We are not responsible for the accuracy of any information provided by or on behalf of, or relating to, Kerrisdale contained in any proxy solicitation materials filed or disseminated by or on behalf of Kerrisdale or any other statements that Kerrisdale or its affiliates or participants may otherwise make.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a WHITE proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51

Mercedes Way, Edgewood, New York 11717 or calling (800) 542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will promptly send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, NY 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

We are not responsible for the accuracy of any information provided by or on behalf of, or relating to, Kerrisdale contained in any proxy solicitation materials filed or disseminated by or on behalf of Kerrisdale or any other statements that Kerrisdale or its affiliates or participants may otherwise make. Kerrisdale chooses which stockholders receive its proxy solicitation materials.

PARTICIPANTS IN THE PROXY SOLICITATION

Under applicable regulations of the Securities and Exchange Commission (the “SEC”), in addition to the Company, each person who is a member of our Board and each person who is an executive officer of the Company listed under “The Company’s Board of Directors and Certain Executive Officers” in Annex A is a “participant” in the Company’s proxy solicitation. Information relating to the participants in our solicitation is contained in Annex A and Annex B attached hereto. Proxies may also be solicited by certain of our regular employees, without additional compensation.

BUSINESS & STRATEGY UPDATE

We believe our recent financial performance reported for the fourth quarter and full year of 2013 underscores the growth potential of the lifestyle hospitality segment and the effectiveness of the strategy implemented by our Board of Directors in the second half of 2013. Since being elected in June 2013, our Board of Directors has made significant progress on a number of critical initiatives that have strengthened our Company and that we believe have laid the groundwork for significant value creation going forward. In less than a year, this Board of Directors has overseen improved earnings, the significant reduction of a previously high corporate expense structure, important steps toward the resolution of costly litigation and the de-risking of a legacy balance sheet. Additionally, the successful debt refinancing at Hudson and Delano South Beach on attractive terms provides the Company with improved liquidity and flexibility. We strongly believe that our Board of Directors and management are the right team with the right skill set to lead the Company as it continues to execute its strategic plan.

Our corporate strategy is to continue to achieve growth as a boutique hotel management and brand company by leveraging our management experience and one-of-a-kind luxury brands for expansion into both domestic and international markets. We intend to achieve growth primarily through the pursuit of new long-term management agreements and, in select situations where third-party managers have the experience and resources to satisfy our high branding standards, franchise agreements. We also intend to enhance the value of our existing hotels and management agreements through targeted renovation and expansion projects. We believe that by pursuing this targeted strategy, while remaining open and flexible to unique value creation opportunities, we will strengthen our position as a leader in lifestyle hospitality management.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors is currently comprised of seven directors, each with terms expiring at the annual meeting. Messrs. John J. Dougherty, Jason T. Kalisman, Mahmood J. Khimji, Jonathan A. Langer, Michael E. Olshan and Parag Vora, and Ms. Andrea L. Olshan currently serve as directors of the Company. Mr. Vora has determined not to stand for reelection. The Board of Directors thanks him for his service to the Company.

Our Corporate Governance and Nominating Committee has recommended to our Board that the size of the Board be increased from seven to nine, as well as the nominations of the nine director nominees set forth below. Our Corporate Governance and Nominating Committee determined that it was in the best interests of the Company and its stockholders to increase the size of the Board. The increase allows the Board to nominate Messrs. Edelman and Walker and Ms. Russo, while retaining the services of six of Company’s current directors, each of whom has provided the Company with invaluable leadership during this period of transition. Our Corporate Governance and Nominating Committee believes that Messrs. Edelman and Walker and Ms. Russo will further diversify the skills and experience of the Board with their strong prior board and/or industry experience, which will allow the Company to continue to execute its strategy in 2014 and beyond. The recommendation to increase the size of the Board was not in response to the solicitation in opposition of the Board’s slate and is not intended to prevent Kerrisdale from nominating a full slate of directors. Each of the Board’s nine director nominees has consented to his or her name being submitted by the Company as a nominee for election as a director of the Company in this proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees and other representatives from stockholders to be voted at the annual meeting. Each such nominee has further consented to serve as a director of the Company if elected.

The nominations of Martin L. Edelman and Michelle S. Russo were recommended by non-management directors of the Company. Derex Walker has been nominated in accordance with the Stock Purchase Agreement dated October 15, 2009 (the “Yucaipa SPA”), among the Company, Yucaipa American Alliance Fund II, L.P, and Yucaipa American Alliance (Parallel) Fund II, L.P. (together with its affiliates, “Yucaipa”). For so long as the Yucaipa investors collectively own or have the right to purchase through exercise of the warrants (assuming a cash exercise of such warrants) 875,000 shares of our common stock (the “Yucaipa SPA Condition”), we have agreed to use our reasonable best efforts to cause our Board of Directors to nominate and recommend to our stockholders the election of a person nominated by the Yucaipa investors as a director (the “Yucaipa Nominee”) and to use our reasonable best efforts to ensure that the Yucaipa investors’ nominee is elected to our Board of Directors at each such meeting. If that nominee is not elected as a director at a meeting of stockholders, the Yucaipa investors have certain Board of Director observer rights. Further, if we do not, within 30 days from the date of such meeting, create an additional seat on the Board of Directors and make available such seat to the nominee, the dividend rate on the Series A preferred securities held by Yucaipa increases by 4% during any time that a Yucaipa investors’ nominee is not a member of our Board of Directors. At the Company’s 2013 annual meeting, which was convened and adjourned on May 15, 2013 and reconvened in June 2013 (the “2013 Annual Meeting”), the Yucaipa investors’ nominee was not re-elected to the Board of Directors, and as of December 31, 2013, had not been offered a seat on our Board of Directors. Accordingly, the dividend rate on the Series A preferred securities increased by 4% to 12% as of July 14, 2013.

Based on its review of the relationships, if any, that any of our directors has with the Company, and as discussed in greater detail below, a majority of our Board has affirmatively determined that John J. Dougherty, Mahmood J. Khimji, Andrea L. Olshan, Michael E. Olshan and Parag Vora are, and our director nominees Martin L. Edelman, Michelle S. Russo and Derex Walker will be “independent” directors within the meaning of the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

The Board knows of no reason why any of its nine director nominees would be unable to serve as a director. However, if at any time before the Annual Meeting, the Yucaipa SPA Condition is not met and Yucaipa’s right to nominate a Yucaipa Nominee ceases, or the Yucaipa Nominee is unavailable for election or service, the Board will, as permitted by our by-laws, decrease the size of the Board from nine to eight. If any other director nominee is unavailable for election or service, the Board may designate a substitute director nominee and the persons designated as proxy holders on the WHITE proxy card will vote for the substitute director nominee recommended by the Board, or the Board may decrease the size of our Board.

Our Recommendation

THE ENTIRE BOARD (1) RECOMMENDS YOU VOTE “FOR ALL” OF THE BOARD’S NINE DIRECTOR NOMINEES SET FORTH BELOW AND (2) URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF KERRISDALE.

Vote Required

The affirmative vote of a plurality of the votes cast on the election of directors is necessary for the election of a director. Accordingly, the nine nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares for which voting authority is withheld and broker non-votes will have no effect on the result of the vote.

Director Nominee Biographies

Set forth below are descriptions of the backgrounds and principal occupations of each of our nine director nominees. The age and other information of each person are as of April 2, 2014.

Name	Age	Current Position with Morgans Hotel Group Co.
Jason T. Kalisman	35	Interim Chief Executive Officer and Director
John J. Dougherty	63	Director
Martin L. Edelman	72	Director Nominee
Mahmood J. Khimji	53	Director
Jonathan A. Langer	44	Director
Andrea L. Olshan	34	Director
Michael E. Olshan	31	Director
Michelle S. Russo	48	Director Nominee
Derex Walker	48	Director Nominee

Jason T. Kalisman, CFA, is our Interim Chief Executive Officer and Chairman of our Board of Directors. Mr. Kalisman is the founder and Chief Executive Officer of The Talisman Group, LLC, an investment firm. Mr. Kalisman is also a founding member of OTK Associates, LLC (“OTK”), which is the largest shareholder of the Company. Prior to founding The Talisman Group, LLC in 2012, Mr. Kalisman was at GEM Realty Capital, Inc., serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. From 2008 to 2010, Mr. Kalisman attended Stanford Graduate School of Business. Mr. Kalisman served The Goldman Sachs Group, Inc. from 2001 to 2007 in both the Real Estate and Structured Products Groups. Mr. Kalisman graduated from Harvard College with a Bachelor of Arts degree in Economics and Stanford Graduate School of Business with a Master of Business Administration, where he was also a recipient of their Certificate in Global Management. Mr. Kalisman has also earned the right to use the Chartered Financial Analyst designation.

Mr. Kalisman was appointed Chairman of our Board of Directors in June 2013 and in August 2013, he was appointed as our Interim Chief Executive Officer. Mr. Kalisman has served as a director of the Company since April 2011 and was a member of the Corporate Governance and Nominating Committee from July 2011 through March 2013 and from June 2013 through August 2013.

Mr. Kalisman brings to the Board his valuable expertise in the real estate and investment industries, as well as in corporate finance and governance matters. Mr. Kalisman’s past service on the Board of the Company and role as Interim Chief Executive Officer brings valuable insight into the business of the Company.

John J. Dougherty is the Chairman of our Audit Committee, a member of our Compensation Committee (the “Compensation Committee”), and has been one of our Directors since June 2013. Since 1986, Mr. Dougherty was the Vice President of Olshan Hotel Management, Inc., a hotel management company, where he handled development, operations and the management of 7 Hilton and Marriott hotels, totaling 1,395 rooms and 1,000 employees. Mr. Dougherty was also director of Olshan Hotel Management, Inc., a privately owned company which is a subsidiary of Olshan Properties, a full-service real estate operating and investing company which holds 11 million square feet of retail properties, 5 million square feet of office space, 20,000 multi-family residential units, and 1,395 hotel rooms in its portfolio, and over 1,000 employees. Mr. Dougherty retired from his positions at Olshan Hotel Management, Inc. as of December 31, 2013. Mr. Dougherty holds a Bachelor of Science degree from the Cornell University School of Hotel Management.

Mr. Dougherty brings to the Board over 25 years of valuable experience in the real estate and hotel management industries. In particular, Mr. Dougherty provides the Board with valuable counsel, advice, and expertise with respect to the development and management of hotels.

Martin L. Edelman has served as Of Counsel to Paul Hastings LLP, a New York law firm, since 2000. From 1972 to 2000, he served as a partner at the law firm of Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman served as a director for Avis Budget Group, Inc. from 1997 until his resignation in February 2013, which became effective on March 15, 2013. He is a director of Capital Trust, Inc., Advanced Micro Devices, Inc. and Ashford Hospitality Trust Inc.

Mr. Edelman would bring to the Board over 30 years of valuable real estate and transactional experience.

Mahmood J. Khimji is a member of our Compensation Committee, and has been one of our Directors since June 2013. Since 1988, Mr. Khimji has been the Co-Founder and Principal of Highgate Holdings, a fully integrated hospitality management and real estate investment company. Mr. Khimji has previously served on the boards of Interstate Hotels & Resorts Inc. and MeriStar Hospitality Corporation. Mr. Khimji is a graduate of Columbia Law School.

Mr. Khimji brings to the Board his extensive experience in hotel and real estate ownership, management and operations as well as his experience in serving on the board of a public company in the hotel management industry.

Jonathan A. Langer has been one of our Directors since June 2013 and was a member of our Audit Committee and Corporate Governance and Nominating Committee until February 2014, at which time, Mr. Langer became a consultant for the Company (See “Certain Relationships and Related Transactions”). Since 2011, Mr. Langer has been a Partner at Fireside Investments, a private investment firm. From March 2010 to March 2011, Mr. Langer worked in private investing at Bain Capital. From 1994 to 2009, Mr. Langer was a Managing Director at Goldman, Sachs & Co. Mr. Langer has served as a director of Kerzner International Resorts, Inc., Hilton Hotels & Resorts and Strategic Hotel Capital. Mr. Langer graduated from The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics degree.

Mr. Langer brings to the Board his extensive experience buying and selling lodging and resort businesses, including restructuring and turnaround experience. He has also worked with asset companies, management companies, and branded companies and served on the boards of public companies in the hospitality industry.

Andrea L. Olshan is the Chairman of our Compensation Committee, a member of each of our Audit Committee and Corporate Governance & Nominating Committee, and has been one of our Directors since June 2013. Since 2011, Ms. Olshan has served as Chief Executive Officer of Olshan Properties, a full-service real estate operating and investing company which holds 11 million square feet of retail properties, 5 million square feet of office space,

20,000 multi-family residential units, and 1,395 hotel rooms in its portfolio, and over 1,000 employees. Prior to her appointment as Chief Executive Officer, Ms. Olshan served as Chief Operating Officer of Olshan Properties from 2008 to 2011 and was responsible for overseeing development, management, leasing, investment, and operations across all properties. Ms. Olshan currently serves as a director of Olshan Properties. Ms. Olshan is the sister of Michael E. Olshan, who is a director of the Company. Ms. Olshan graduated magna cum laude from Harvard University and holds a Masters in Business Administration from the Columbia Graduate School of Business. She has represented Morton Olshan as a managing member of the RCG Longview Debt Funds and in the general partnerships of the RCG Longview Equity Fund and the Normandy Realty Partners Funds.

Ms. Olshan brings to the Board her valuable expertise and leadership in the real estate industry, including the development and management of hotels.

Michael E. Olshan is the Chairman of our Corporate Governance and Nominating Committee, and has been one of our Directors since June 2013. Mr. Olshan founded O-CAP Management, L.P., a private investment fund that focuses primarily on hard asset sectors such as real estate, infrastructure, and natural resources, in July 2009 and currently serves as the Chairman and Managing Partner. Mr. Olshan has been a Manager of OTK, an investment firm, since 2008. From March 2007 to January 2009, Mr. Olshan served as a Managing Director at JANA Partners LLC, an investment advisory firm, where he was part of an investment team overseeing a multi-billion dollar investment fund and focused on sourcing and analyzing event-driven opportunities primarily in REIT, real estate, lodging, gaming, and financial sectors throughout North America and Europe. Mr. Olshan is the brother of Andrea L. Olshan, who is a director of the Company. Mr. Olshan also serves as a director of Olshan Properties, a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate. Mr. Olshan graduated cum laude from Harvard University.

Mr. Olshan brings to the Board his valuable expertise in the real estate and investment industries, including his experience serving on the board of a real estate company.

Michelle S. Russo founded Hotel Asset Value Enhancement (“hotelAVE”), a hotel asset management company advising on over $4 billion of hotel real estate annually, in 2003. Prior to founding hotelAVE, Ms. Russo managed a half-billion dollar portfolio for John Hancock Mutual Life Insurance Company where she improved the portfolio and achieved great cash-on-cash returns. In addition, Ms. Russo was responsible for changing the 2660 Woodley Road property’s management, the subject of a well-known legal action initiated by Ms. Russo, and overseeing a multi-million dollar repositioning renovation of the 1,500-room convention hotel. Prior to founding hotelAVE, Ms. Russo’s professional experience includes Vice President and Senior Leisure Analyst at Deutsche Banc Securities, Inc., Investment Officer and Hotel Real Estate Asset Manager at John Hancock Mutual Life Insurance Company, Senior Vice President at Pinnacle Advisory Group and Vice President at Hospitality Valuation Services. Ms. Russo graduated from the School of Hotel Administration at Cornell University with a Bachelor of Science degree.

Ms. Russo would bring to the Board her valuable experience, including her prior capital markets and analyst experience, as well as more than 25 years of practical, hands-on experience with hotels, restaurants, resorts, convention centers, real estate, and finance.

Derex Walker has been a transaction partner at The Yucaipa Companies, LLC continuously since January 2006. His principal focus at Yucaipa is on sourcing and structuring investments in financially distressed companies and monitoring those investments. He has played a leading role in several of Yucaipa’s investments, including Barneys New York, Yellowstone Club, and Allied Systems Holdings, Inc. where he served as chairman of the board from May 2007 to December 2013. Before joining Yucaipa, he was a principal at Miller Buckfire & Co. and its predecessor, Dresdner Kleinwort Wasserstein’s financial restructuring group from June 1999 to December 2005. Prior to that, he was a corporate lawyer specializing in mergers and acquisitions at Skadden, Arps, Slate, Meagher & Flom LLP from 1995 to 1999, and a marketing research analyst at Kraft General Foods from 1988 to 1990. Mr. Walker’s advisory experience includes representing Kmart, Aurora Foods, Interstate Bakeries, Tommy Hilfiger, Carmike Cinemas, ICO Global Communications, County Seat and Mid-American Waste. He received a

JD from the University of Chicago Law School in 1995, an MBA from the University of Chicago Graduate School of Business in 1992, and a BBA from Howard University in 1988. He was the editor-in chief of The University of Chicago Law School Roundtable from 1994 to 1995.

Mr. Walker would bring to the Board his valuable legal and business expertise, including his extensive transactional and advisory experience.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

•	Corporate Governance Guidelines;

•	Code of Business Conduct;

•	Code of Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Corporate Governance and Nominating Committee.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.morganshotelgroup.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Morgans Hotel Group Co.

Attn: Investor Relations

475 Tenth Avenue

New York, NY 10018

Director Independence

Our Corporate Governance Guidelines require us to have a majority of our Board consisting of directors who (i) are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), (ii) do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (iii) who are otherwise independent under the Nasdaq rules. Under the Nasdaq rules, the following persons would not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•	a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board undertakes an annual review of the independence of all directors. In determining independence, our Board considers all facts and circumstances. In assessing the materiality of a director’s relationship with the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organization with which the director has an affiliation. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has evaluated the status of each director, and a majority of our Board has affirmatively determined, after considering the relevant facts and circumstances, that each of Messrs. Dougherty, Edelman, Khimji, Olshan, Walker and Vora and Mess. Olshan and Russo is “independent” as defined in the Nasdaq rules. In reaching these decisions, our Board has undertaken a review of the independence of each of the current directors of the Company and, in connection with such review, the Board has reviewed the relationships, if any, that each director has with the Company, as known to the Board or management of the Company, and which have been disclosed by each of the directors.

After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

We do not have a policy with regard to whether the offices of Chairman of the Board and Chief Executive Officer may or may not be held by the same individual. Our governing documents permit the Chairman and Chief Executive Officer to be the same or different individuals, which provides the Board of Directors the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman of the Board and Interim Chief Executive Officer of the Company are currently held by Mr. Kalisman. The Company does not have a lead independent director at this time due to Mr. Kalisman’s currrent role as Interim Chief Executive Officer. The Board believes that its current leadership structure is appropriate at this time in light of its ongoing search. We expect that, as a part of our search for a Chief Executive Officer, the Board will re-evaluate our Board leadership structure, including whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same individual.

Executive Sessions of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq rules, in order to promote open discussion among independent directors, our independent directors meet from time to time in scheduled executive sessions without management participation. See “— Director Independence” above for a list of our independent directors.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending written correspondence to the Independent Directors, c/o Secretary of Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018. The Secretary will forward all such correspondence to the independent director then presiding over the executive sessions of the independent directors. The applicable independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held 17 Board meetings in 2013. Each of our directors attended at least 75% of Board meetings and applicable committee meetings on which they served during 2013, except for Mr. Jeffrey Gault, one of our former Directors, who attended 50% of the Board and applicable committee meetings. We held a reconvened annual meeting of stockholders in June 2013, at which four of our current directors attended. The Company does not have a policy regarding director attendance at our annual meeting of stockholders.

Criteria for Board Membership

According to our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee determines new nominees for the position of independent director who satisfy Nasdaq requirements and the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

Neither the Corporate Governance and Nominating Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Corporate Governance and Nominating Committee’s consideration of diversity may include, but is not limited to, diversity of business experience, industry experience, professional expertise, personal skills, viewpoints, geographic background, ethnicity, gender and age. The Corporate Governance and Nominating Committee also considers diversity of life experiences in considering director candidates. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Corporate Governance and Nominating Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards, and also considers any conflicts of interest (including any appearance of a conflict of interest) or related party issues that may be raised as a result of such candidate’s membership on the Board.

The Corporate Governance and Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Corporate Governance and Nominating Committee members, (ii) other members of the Board and (iii) our stockholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

As part of the identification process, the Corporate Governance and Nominating Committee considers the number of expected director vacancies and the number and the desired overall composition of the Board. During the identification process, the Corporate Governance and Nominating Committee endeavors to balance the following goals: (i) the size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully; (ii) the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business; and (iii) a majority of the Board shall consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under Nasdaq rules. If the new director is expected to serve on a committee of the Board, the Corporate Governance and Nominating Committee considers the specific needs of such committee and any Nasdaq or other regulatory requirements or standards governing service on such committee.

Once a director candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Each candidate goes through a screening process that includes interviews, background checks, review and verification of credentials, review of public records and other appropriate measures. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending director candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our by-laws and summarized below under “Board of Directors and Corporate Governance — Corporate Governance Information — Stockholder Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws. These notice provisions require that nominations for directors must be received no more than 90 days and no less than 60 days before the date of the annual meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed. The stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business experience and background of such person, as set forth in our by-laws, (ii) the class and number of shares of Morgans Hotel Group Co. that are beneficially owned or owned of record by such person, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected, and (iv) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as set forth in our by-laws; and

•	as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (ii) the class and number of shares of Morgans Hotel Group Co. that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics, which is applicable to all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. This code is intended to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

We have also adopted a Code of Business Conduct, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics and Code of Business Conduct to our website and intend to promptly post any waiver or amendment of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer to our website.

In addition to the Code of Ethics and Code of Business Conduct, our Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the Audit Committee chair will:

•	either call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting, depending upon the apparent urgency of the matter;

•	review the complaint to determine whether the complaint raises a material concern;

•	investigate or have a designee investigate each concern or complaint; and

•	review the results of the investigation and communicate the findings and recommendations to the full Board.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our Chief Financial Officer and Vice President of Finance-Audit & Compliance, together with our internal audit department, develop an audit plan designed to address key corporate governance controls and financial reporting and internal control risks. This plan is subsequently reviewed by the Audit Committee, and the Vice President of Finance-Audit & Compliance then reports the audit results to the committee on a quarterly basis, or more frequently as needed. In addition, our General Counsel meets quarterly with our Audit Committee and provides updates to the Audit Committee regarding material litigation and legal compliance matters. The Audit Committee (as well as the other committees of the Board) periodically updates the full Board as to matters discussed in its committee meetings and seeks input from the full Board as necessary and appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, our Chief Executive Officer, Chief Financial Officer and General Counsel, due to their management positions, are able to frequently communicate with other members of our management and update the Board regularly on the important aspects of the Company’s day-to-day operations.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” under Nasdaq rules as discussed under “Board of Directors and Corporate Governance — Corporate Governance Information — Director Independence.”

The table below provides membership information for each of the Board committees as of April 2, 2014:

Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee
John J. Dougherty	X	*†	X
Mahmood J. Khimji			X
Andrea L. Olshan	X	†	X	*	X
Michael E. Olshan					X	*
Parag Vora	X	†

*	Chairman
†	Audit Committee Financial Expert

Audit Committee

Our Audit Committee currently consists of Messrs. Dougherty (Chairman) and Vora and Ms. Olshan. Ms. Olshan replaced Mr. Langer on the Audit Committee in February 2014 upon the effectiveness of Mr. Langer’s consulting agreement with the Company. See “Certain Relations and Related Transactions.” Pursuant to its charter, the committee is responsible for, among other things, (i) overseeing management’s maintenance of the reliability and integrity of our financial reporting and disclosure practices, (ii) overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning, (iii) overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy, (iv) reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings, (v) reviewing the performance of the independent public accounting firm, (vi) appointing, retaining or terminating the independent public accounting firm, (vii) pre-approving all audit, audit-related and other services, if any, to be provided by the independent public accounting firm and (viii) reviewing and approving all related party transactions of the Company. The Board has designated each of Messrs. Dougherty and Vora and Ms. Olshan as audit committee financial experts as that term is defined by the SEC and has determined that each is “independent” as that term is defined by Nasdaq. See “Director Biographies” above for information regarding their financial expertise and business background. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Our Audit Committee met nine times in 2013.

Compensation Committee

Our Compensation Committee currently consists of Ms. Olshan (Chairman) and Messrs. Dougherty and Khimji. Pursuant to its charter, our Compensation Committee is responsible for, among other things:

•	reviewing and approving the corporate goals and objectives relevant to the compensation paid to our CEO, evaluating the CEO’s performance in light of these goals and objectives and, either as a committee or with the other independent directors of the Board, determining the CEO’s compensation;

•	determining the compensation paid to the other executive officers of the Company;

•	overseeing and administering our incentive compensation plans and programs;

•	reviewing and approving any severance or termination payments or benefits, as well as any perquisites or other personal benefits provided to the executive officers of the Company;

•	overseeing and assisting the Company in preparing the compensation discussion and analysis, or the Compensation Discussion and Analysis, for inclusion in the Company’s proxy statement and annual report on Form 10-K;

•	providing a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Company’s proxy statement;

•	reviewing and discussing the Compensation Discussion and Analysis with management and making a recommendation to the Board regarding whether to include the Compensation Discussion and Analysis in the Company’s proxy statement and annual report on Form 10-K; and

•	preparing a compensation committee report to be included in the Company’s proxy statement and annual report on Form 10-K.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

In 2013, the prior Board of Directors established a special one-member committee of the Board (the “Non-Executive Equity Award Committee”), and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, as amended (the “Amended and Restated 2007 Plan”). The Non-Executive Equity Award Committee was comprised of Michael J. Gross, our former Chief Executive Officer, and held meetings prior to the Company’s 2013 Annual Meeting. Grants by the Non-Executive Equity Award Committee may not exceed 540,000 shares of common stock in the aggregate (subject to downward adjustment for specific awards) or such other limit as the Compensation Committee may establish from time to time. The special one-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Amended and Restated 2007 Plan.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Prior to the 2013 Annual Meeting, the Compensation Committee engaged Exequity to act as its compensation consultant. The Compensation Committee has sole authority to terminate any engagement with a compensation consultant. Our Compensation Committee met nine times in 2013.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee currently consists of Mr. Olshan (Chairman) and Ms. Olshan. Mr. Langer served on our Corporate Governance and Nominating Committee from June 2013 to February 2014 following the effectiveness of his consulting agreement with the Company. Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for, among other things, (i) seeking, considering and recommending to the Board qualified candidates for election as directors and to fill any vacancies on the Board, (ii) recommending a slate of nominees for election as directors at the annual meeting, (iii) preparing and submitting to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board, (iv) considering all candidates for election as directors recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement and (v) considering and recommending to the Board other actions relating to our corporate governance. The Corporate Governance and Nominating Committee also annually recommends to the Board nominees for each committee of the Board and facilitates the assessment of the Board’s performance as a whole and of the individual directors. Our Corporate Governance and Nominating Committee met eight times in 2013.

AUDIT RELATED MATTERS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2013 have been audited by BDO USA, LLP, who served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. We have been advised by BDO USA, LLP that representatives of BDO USA, LLP will be present at our annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider the appointment and may retain BDO USA, LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Vote Required

The ratification of the appointment of BDO USA, LLP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. For purposes of the vote on this proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal.

Disclosure of BDO USA, LLP Fees for the Years Ended December 31, 2013 and 2012.

The following summarizes the fees billed by BDO USA, LLP for services rendered during, or in connection with, our 2013 and 2012 fiscal years, as applicable:

	2013	2012
Audit Fees(1)	$748,628	$643,801
Audit Related Fees(2)	—	42,759
Tax Fees	—	—
All Other Fees	—	—

Total	$748,628	$686,560

(1)	Audit Fees include fees for the audit of our consolidated financial statements, review of quarterly financial statements, audit of certain subsidiaries and the issuance of standalone financial statements, and other services related to SEC matters, such as compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Amount in 2013 includes approximately $110,000 of fees incurred related to the Proposed Deleveraging Transaction discussed in “Certain Relationships and Related Transactions.”
(2)	Audit Related Fees include fees for audits of employee benefit plans. BDO USA, LLP did not audit the Company’s employee benefit plans subsequent to the 2011 plan year end.

All services provided by BDO USA, LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Dougherty (Chairman) and Vora and Ms. Olshan. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2013 with our management and representatives of BDO USA, LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16 (Communication with Audit Committee). The Audit Committee has received both the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with BDO USA, LLP the independence of BDO USA, LLP from us. The Audit

Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2013 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

The Audit Committee of the Board of Directors

John J. Dougherty (Chairman)
Andrea L. Olshan
Parag Vora

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICER BIOGRAPHIES

The following are our current executive officers:

Name	Age	Position
Jason T. Kalisman	35	Interim Chief Executive Officer
Richard T. Szymanski	56	Chief Financial Officer
Joshua Fluhr	42	Executive Vice President and Chief Operating Officer

Set forth below are biographical summaries of certain of our executive officers as of April 2, 2014. The biographical information for our other executive officer, Jason T. Kalisman, our Interim Chief Executive Officer, is set forth above under “Board of Directors and Corporate Governance — Director Biographies.” Executive officers are elected by and serve at the discretion of our Board.

Richard T. Szymanski has been our Chief Financial Officer since he joined the Company in 2005. Before joining us in 2005, Mr. Szymanski was Senior Vice President and Chief Financial Officer of Prime Hospitality LLC. From 2003 to 2004, Mr. Szymanski was the Senior Vice President and Chief Financial Officer of Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller. Mr. Szymanski previously worked for Ernst & Young from 1979 to 1986 in several positions including audit manager. Mr. Szymanski received a Bachelor of Science degree in accounting from Rutgers University.

Joshua Fluhr has been our Executive Vice President and Chief Operating Officer since March 10, 2014. Mr. Fluhr has served as Senior Vice President, Operations since September 2011. Before joining the Company, Mr. Fluhr served at sbe Entertainment Group as Vice President, Development and Hotel Openings from May 2011 to September 2011 and as Vice President, Hotel Operations from May 2007 to May 2010. From May 2010 to May 2011, Mr. Fluhr served as Senior Director of Operations of EDITION Hotels. Prior to May 2007, Mr. Fluhr worked with Starwood Hotels for five years in a number of different capacities, including the Director of Brand Operations on the creation of Aloft Hotels, Director of Operations for W Union Square and the Director of Six Sigma for W Times Square.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a fully integrated lifestyle hospitality company that operates, owns, acquires, develops and redevelops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations, and nightclubs, restaurants, bars and other food and beverage venues in many of the hotels we operate, as well as in hotels and casinos operated by MGM Resorts International in Las Vegas. We operate in a highly competitive environment.

The Company has experienced extensive change in the past year. In May 2013, OTK, the Company’s largest shareholder, nominated seven director nominees to the Board of Directors, to be elected at the Company’s 2013 Annual Meeting (the “2013 Proxy Contest”). The Company’s Board of Directors at that time, other than Mr. Kalisman, nominated six directors for reelection. At the 2013 Annual Meeting, the Company’s stockholders elected all of OTK’s seven director nominees to the Board of Directors, and these individuals are now the current Board of Directors. The Compensation Committee of our Board of Directors that is responsible for making decisions following the 2013 Annual Meeting is composed of entirely different individuals than those serving on the Compensation Committee prior to the 2013 Annual Meeting.

As part of the 2013 Proxy Contest, the OTK nominees objected to the Company’s then existing compensation practices. Our other stockholders expressed similar objections at our 2013 Annual Meeting, with only approximately 25.5% percent of the stockholders voting in favor of the prior Board of Directors’ executive compensation programs. Although the 2013 “say on pay” vote is non-binding, our new Compensation Committee has taken its results into account and, consistent with the platform of the OTK nominees, is conducting an ongoing review and restructuring of our executive compensation programs with an eye to attract and retain talented executives and motivate and reward executive behaviors that result in the achievement of critical goals and the maximization of stockholder value. While our new Compensation Committee expects that our executive compensation programs will continue to evolve and will change in the future, it has determined that historic compensation practices set by the Compensation Committee in place prior to the 2013 Annual Meeting (the “Prior Compensation Committee”) were not effective compensation practices for the Company and, in particular, that the performance targets relating to cash incentive compensation for 2013 set by the Prior Compensation Committee were set at levels that were not sufficiently challenging to motivate our named executive officers to achieve the Company’s business and financial objectives.

Of the executive officers who are included in the Summary Compensation Table below—Michael J. Gross (former Chief Executive Officer), Jason T. Kalisman (Interim Chief Executive Officer), Richard T. Szymanski (Chief Financial Officer), Daniel R. Flannery (former Chief Operating Officer) and Yoav Gery (former Chief Development Officer) — (referred to as our “named executive officers” or “NEOs”), only two individuals remain employed by our company as of the date of this proxy statement. Mr. Gross stepped down as Chief Executive Officer on August 30, 2013, on which day Mr. Kalisman was appointed Interim Chief Executive Officer. On March 10, 2014, the Company terminated the employment of Messrs. Flannery and Gery without cause. Upon his appointment as Interim Chief Executive Officer, Mr. Kalisman suggested, and the Compensation Committee agreed, that he would be paid at an annual rate of $1 in light of OTK’s significant stock holdings in the Company.

During the second half of 2013, under the leadership of our newly elected Board of Directors, we focused on improving the operating performance of our hotels, strengthening our balance sheet and liquidity position, continuing to grow our management company and expand our brands, and establishing the groundwork for key changes to continue to accomplish these goals in 2014. In addition, as discussed in more detail below, we implemented a plan of termination on March 10, 2014 as part of our previously-announced corporate strategy to, among other objectives, reduce corporate overhead and costs allocated to property owners.

Improving Hotel Operating Performance

During 2013, we focused on improving the operating results and repositioning our food and beverage offerings at Hudson, our largest fee-owned hotel, as well as converting additional single room dwelling (“SRO”) units into guest rooms. In 2014, we plan to convert an additional nine SRO units at Hudson into 11 new guest rooms. We anticipate these 11 new guestrooms will be completed in the second quarter of 2014 and once completed, will increase the room count at Hudson to 877.

In 2014 we have continued to focus on improving the operating performance at our hotels as demonstrated by the January 2014 opening of Herringbone, a reconcepted and renovated restaurant at Mondrian Los Angeles, which evokes a contemporary California vibe. Additionally, in the spring of 2014, Reserve, a bourbon and scotch bar serving light fare, is scheduled to open at Morgans in New York City, and in early 2014, the owners of Sanderson and St Martins Lane will begin major renovations of these hotels’ guestrooms and public spaces, including reconcepting and renovation of the food and beverage offerings at both hotels.

Strengthening our Balance Sheet and Liquidity Position

Beginning in late 2013, we began a refinancing process which would significantly improve our balance sheet and provide liquidity for upcoming debt maturities and growth. As a result, in February 2014, we refinanced our $180 million mortgage loan secured by Hudson in New York and $100 million revolving credit facility secured by Delano South Beach, replacing these obligations with nonrecourse mortgage and mezzanine loans in the aggregate principal amount of $450 million (collectively, the “2014 Loan”). The 2014 Loan is secured by mortgages encumbering Hudson and Delano South Beach and pledges of equity interests in certain of our subsidiaries. The 2014 Loan matures on February 9, 2016, with three, one-year extension options, subject to certain conditions.

The net proceeds from the 2014 Loan were applied to (1) repay $180 million of outstanding mortgage debt under the prior Hudson loan, (2) repay $37 million of indebtedness outstanding under our revolving credit facility secured by Delano South Beach, (3) provide cash collateral for reimbursement obligations with respect to a $10 million letter of credit under the revolving credit facility, and (4) fund reserves required under the 2014 Loan, with the remainder left available for general corporate purposes and working capital, such as the repayment of other indebtedness. Following the use of the proceeds in such manner, the net proceeds were approximately $214.0 million.

In a step to further strengthen our balance sheet and in connection with taking steps to settle costly litigation, on February 28, 2014, we entered into a Note Repurchase Agreement with affiliates of Yucaipa (the “Note Repurchase Agreement”), pursuant to which we repurchased $88 million of outstanding 2.375% Senior Subordinated Convertible Notes Due 2014 (the “2014 Convertible Notes”) owned by Yucaipa for an amount equal to their principal balance plus accrued interest. We used cash on hand, including a portion of the proceeds from the 2014 Loan, for this repurchase. Following the closing, these convertible notes were retired and as a result, the principal amount of the outstanding 2014 Convertible Notes has been reduced to $84.5 million. We believe we have sufficient cash to meet our scheduled near-term debt maturities consisting of obligations due on the outstanding convertible notes, scheduled development commitments, operating expenses and other expenditures directly associated with our properties.

Continuing to Grow our Management Company and Expand our Brands

We currently have five hotels, subject to signed management or franchise agreements, scheduled to open in the next twelve months which include Mondrian London, Mondrian Baha Mar in The Bahamas, Mondrian Doha, Delano Las Vegas, and a Morgans Original in Istanbul, Turkey. We continue to work to prepare for these hotel openings, which we believe will provide stable additional fee streams in the coming years as well as expand our portfolio of boutique hotel brands.

New Direction of Compensation Program

Our new Compensation Committee believes that the compensation programs for our executive officers, including our named executive officers, should attract highly qualified individuals and retain and motivate them to achieve challenging strategic and financial corporate goals. As such, our Compensation Committee believes that the compensation of our named executive officers should be tied to the performance of the Company and aligned with the interests of our stockholders. While the Company’s performance improved in 2013, primarily as a result of renovations at our owned hotels during 2012, which negatively impacted operating results at these hotels that year, the Compensation Committee has determined that historic compensation practices set by the Prior Compensation Committee were not effective compensation practices for the Company. In particular, certain performance targets relating to cash incentive compensation for 2013 set by the Prior Compensation Committee were set at levels that were not sufficiently challenging to motivate our named executive officers to achieve the Company’s business and financial objectives. Accordingly, the Compensation Committee exercised its permitted negative discretion and determined that annual cash incentives would not be paid to any of our named executive officers for the 2013 fiscal year. See “Elements of Executive Compensation—Annual Cash Incentives” below for additional information on our annual cash incentive program. Furthermore, as discussed more fully in the Form 8-K filed with the SEC on March 11, 2014, on March 10, 2014, we implemented a plan of termination (the “Termination Plan”) as part of our previously-announced corporate strategy to, among other objectives, reduce corporate overhead and costs allocated to property owners. The Termination Plan was the result of our Board of Directors’ extensive review of our operations and cost structure. Pursuant to the Termination Plan, on March 10, 2014, Messrs. Flannery and Gery were provided notices of termination of employment with us effective immediately. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a more detailed description of our fiscal year 2013 financial results.

None of the members of the Prior Compensation Committee remain on the Board of Directors. Accordingly, the balance of this Compensation Discussion and Analysis describing the policies and practices that were in large part set by the Prior Compensation Committee, is based on the Company’s and the Compensation Committee’s understanding of such policies and practices. This Compensation Discussion and Analysis also describes the actions taken in 2013 and the beginning of 2014 by the current Compensation Committee and the policies that underlie our Compensation Committee’s compensation determinations along with their supporting rationale.

Overview of Compensation Program

Objectives

Our current executive compensation philosophy is defined by the following program characteristics:

•	Provide competitive compensation to attract and retain qualified, high-performing executives. Our Compensation Committee believes that the Company must offer competitive total compensation, which includes base salary, annual cash incentives and long-term equity incentives, to recruit key executive talent as we continue to evolve and to provide meaningful rewards to our key executive officers so that they remain with the Company.

•	Provide compensation that is tied to our performance. Our Compensation Committee believes that there should be a link between compensation that is actually paid and the achievement of key financial, operating and strategic goals. We will continue to develop a pay-for-performance culture intended to drive the creation of stockholder value, not only for our named executive officers but for our employees more broadly.

•	Align the interests of executives and stockholders through equity-based compensation. We typically made annual equity grants to our executives, including to our named executive officers, in order to create symmetry between their interests and those of our stockholders and to serve as a retention tool over the vesting period. We believe that equity awards are an important tool to align the interests of our executive officers and other key employees with our shareholders. Going forward, we will review the design of our equity compensation program and may change the types and/or amounts of equity from what historically had been granted.

As expressed by the OTK nominees during our 2013 Proxy Contest, we do not believe that as a general matter our historical executive pay levels, as set by the Prior Compensation Committee, were appropriate for our company. Our Compensation Committee is committed to designing a compensation program for our executive officers, including our named executive officers, that will allow us to achieve our objectives of attracting and retaining highly-qualified executives, motivating them to perform at their highest individual levels, rewarding executives for achieving challenging Company financial and strategic goals, and aligning the interests of our executives with those of our stockholders, in all cases, without creating incentives for our executives to take undue risk.

Say-On-Pay

At the 2013 Annual Meeting, only 25.5% of our stockholders approved the compensation of our named executive officers. In light of this expression of disapproval, our Compensation Committee, as noted above, is conducting an ongoing review of our executive compensation programs. This review has resulted in changes to our executive compensation programs, including the setting of our Interim Chief Executive Officer’s compensation at $1, the determination to pay no annual cash incentives to our named executive officers for the 2013 fiscal year and the termination of the employment, without cause, of two of our named executive officers, Messrs. Flannery and Gery, in March 2014.

Compensation Practices

Although our review of our executive compensation programs is ongoing, there are certain sound compensation governance practices that have historically been maintained by the Company that we intend to continue. These practices include the following:

•	Our stock plan prohibits the repricing of stock options or recycling of shares without stockholder approval.

•	Our insider trading policy prohibits our directors and employees, including our named executive officers, from hedging their interest in the Company’s stock.

•	Pursuant to Company policy, we prohibit executive officers and directors from purchasing or selling options to sell or buy Company common stock (“puts” and “calls”) or engaging in short sales with respect to Company common stock.

•	Although we do not have a formal stock ownership policy, we encourage executive officers, including the named executive officers, to own and hold Company stock to ensure sustained alignment of their interests with those of stockholders.

•	Our stock plan provides for the clawback of any awards required to be reimbursed to the Company under Section 304 of the Sarbanes-Oxley Act of 2002 and the Compensation Committee has committed to implementing any further clawback policies that may become necessary under applicable laws.

Setting of Executive Compensation

Prior Compensation Committee Determinations

The Compensation Committee understands that, in making compensation decisions for our named executive officers, the Prior Compensation Committee considered the recommendations of Mr. Gross, our prior Chief Executive Officer, among other factors, including information and analysis provided by Exequity, the compensation consultant then retained by the Prior Compensation Committee. It also took into account the employment agreements with each of the named executive officers then in effect. The Prior Compensation Committee made the final determination regarding Mr. Gross’ compensation outside of Mr. Gross’ presence, as required by our Compensation Committee Charter.

At the beginning of 2013, the Prior Compensation Committee met to review and set compensation for our named executive officers who were then employed. The Prior Compensation Committee viewed retention of the existing management team as necessary to achieving Company objectives and therefore determined it was in the best interest of the Company and its stockholders to extend the employment agreements with each of Messrs. Gross, Flannery and Gery for an additional year. The OTK nominees in the 2013 Proxy Contest were highly critical of this action. After consideration of information and analysis provided by Exequity and Mr. Gross, the Prior Compensation Committee awarded to each of Messrs. Gross, Szymanski, Flannery and Gery a long-term equity grant of restricted stock units (“RSUs”) that vests ratably each year over three years, with such RSU awards to Messrs. Gross, Flannery and Gery being made subject to the executive’s agreement to amend his employment agreement to extend its term. After consideration of information provided by Mr. Gross, the Prior Compensation Committee further determined it was in the best interest of the Company and its stockholders to increase the annual base salaries of each of Messrs. Gross, Flannery, Gery and Szymanski, with such increases consistent with prior year cost of living increases.

Target annual incentive compensation was also determined by our Prior Compensation Committee after consideration of information and analysis provided to the Prior Compensation Committee. Target annual incentive compensation was set with the goal of providing an incentive to achieve those corporate performance and individual goals that the Prior Compensation Committee believed supported and aligned with the Company’s objectives for 2013. These goals are discussed in more detail below under “Elements of Executive Compensation.” The Prior Compensation Committee reserved the right to exercise negative discretion in with respect to the actual cash incentives to be awarded for 2013.

Current Compensation Committee Determinations

At the end of 2013, our Compensation Committee, after consideration of a variety of factors, including the Company’s 2013 performance, determined that the payment of annual incentives was not warranted. As a result, our Compensation Committee exercised negative discretion, as reserved to it by the resolution of the Prior Compensation Committee adopting the performance targets for 2013, and determined that no annual cash incentives would be paid to our named executive officers for the 2013 fiscal year.

Compensation Policies

To the knowledge of the current Compensation Committee, our Prior Compensation Committee did not develop any formal policy regarding the mix of compensation or the allocation between long-term and short-term compensation. Our Compensation Committee believes that both short- and long-term compensation are necessary components of a sound executive compensation program that, when delivered based on the achievement of pre-established performance goals, incentivize our executives, including our NEOs, to achieve our key strategic and financial goals.

Employment Agreements

Employment agreements were used by the Prior Compensation Committee as a tool to attract and retain executives. As such, the Prior Compensation Committee authorized employment agreements with each of our then NEOs that provided for payments and benefits upon certain terminations of employment. As described above, in February 2013, the employment agreement with each of Messrs. Gross, Flannery and Gery were amended to extend the term of each employment agreement from March 2014 to March 2015. The OTK nominees in the 2013 Proxy Contest were highly critical of this action. The amendment to each employment agreement also extended the provision in the agreement that set forth the basis for determining annual cash incentives payable to the executive to 2014 (it would have expired in 2013).

The Prior Compensation Committee determined that 2013 RSU awards to each of Messrs. Gross, Flannery and Gery would be subject to each such executive’s execution of the employment agreement amendment that extended the term.

Elements of Executive Compensation

Base salary

Base salaries are paid to provide a steady source of income to our named executive officers, promote retention and to compensate executives for performing the daily duties of their jobs. In February 2013, the Prior Compensation Committee increased the base salaries paid to Messrs. Gross, Szymanski, Flannery and Gery by 2%, effective April 1, 2013, consistent with cost of living increases made in prior years. In 2013, Mr. Kalisman’s total annual compensation was $1.

Annual Cash Incentives

Annual cash incentives are a performance-based component of executive compensation designed to motivate and reward the achievement of annual financial results relative to Company and individual goals. We believe that annual cash incentives, when properly structured, further our objective of creating a pay for performance culture.

Pursuant to the employment agreements with each of Messrs. Gross, Flannery and Gery, each executive was eligible to receive an annual cash incentive for 2013 with a target equal to 100% of his base salary. The employment agreement with each executive also provided that the annual cash incentive would have a range from 50% to 150% of base salary, with the actual cash incentive to be determined by the Compensation Committee after consultation with the executive in good faith, based on actual corporate and individual performance. Any excess over 100% of base salary could, in the discretion of the Compensation Committee, be paid in fully vested equity. Pursuant to the employment agreement with Mr. Szymanski, he is entitled to an annual cash incentive commensurate with those paid to other similarly situated employees of the Company, with the amount of such annual cash incentive to be determined by the Compensation Committee in its sole discretion. In 2013, the target incentive for Mr. Szymanski was set by the prior Compensation Committee at 80% of base salary, with a payout range of 50% to 125% of base salary.

2013 Annual Cash Incentive Plan

In February 2013, the Prior Compensation Committee established the 2013 performance goals and annual cash incentive payout potential for our named executive officers under our 2013 annual cash incentive plan, subject to discretion retained by the Compensation Committee. The performance goals for this plan were based on (a) the financial performance of the Company as measured by (i) adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as disclosed in the Company’s 2013 year-end earnings release and 2013 Form 10-K, on a pro forma basis, excluding the impact of any asset sales, any closures or disruptions due to unplanned renovations, or the loss of management agreements due to sales, foreclosures or other ownership changes, and (ii) the revenue per room available (determined based on the product of the average daily rate and daily occupancy, excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services, “RevPAR”) performance of the Company’s Morgans Hotel Group branded hotels (other than Shore Club and any hotel under renovation during any part of the year) versus their competitive sets as measured by their weighted average RevPAR index in 2013, (b) the Company’s hotel room growth, as measured by the number of new rooms or expected new rooms covered by management or franchise/license agreements signed in 2013, and (c) individual and Company performance, including (i) guest satisfaction, as measured by the Company average of each of the Morgans Hotel Group branded hotel’s “Overall Satisfaction” scores on the Sterling survey in 2013 (percent of guests rating that question as a “4” or “5”), (ii) employee engagement, as measured by the Company’s “Engagement Score” under the Aon-Hewitt Employee Engagement Survey of the Company’s employees in 2013, excluding employees at non-Morgans Hotel Group branded hotels and The Light Group (percent of employees mean rating was 4.5 or higher on the six relevant engagement survey questions), and (iii) individual performance, as determined by the Compensation Committee in consultation with the Chief Executive Officer (except with respect to the Chief Executive Officer’s own individual performance), as determined by the Compensation Committee.

The following is the Compensation Committee’s understanding of the Prior Compensation Committee’s rationale in setting the 2013 performance targets under the annual cash incentive plan. Adjusted EBITDA directly affects stockholder value, and RevPAR is an indication of the strength of the Company’s operational health and competitive performance in the marketplace. Room growth reflects the Company’s continued pursuit of growth through execution of new management and franchise/license contracts. Employee engagement and guest satisfaction are also concrete measures of our business performance, as we believe employee engagement leads to improved guest satisfaction, which in turn leads to improved business performance and contributes to shareholder value.

The following table sets forth the weight assigned to each performance goal and the amounts needed to achieve each performance level (i.e. threshold, target and outperformance) as determined by the Prior Compensation Committee:

Metric	Weight	Threshold	Target	Outperformance
Adjusted EBITDA(1)	40%	$25 million	$30 million	$35 million
Competitive Set RevPAR Index(2)	15%	96%	100%	104%
Room Unit Growth(3)	20%	450 rooms	600 rooms	750 rooms
Guest Satisfaction(4)	5%	80%	85%	90%
Employee Engagement(5)	5%	65%	70%	70%
Individual Performance(6)	25%

(1)	Calculation on a pro forma basis, excluding the impact of any asset sales, any closures or disruptions due to unplanned renovations, or the loss of management agreements due to sales, foreclosures or other ownership changes.
(2)	Excluding Shore Club, non-Morgans Hotel Group branded hotels and other hotels under renovation during any portion of the year.
(3)	Based on new rooms, or expected new rooms, covered by management or franchise/license agreements signed during the year.
(4)	Excluding non-Morgans Hotel Group branded hotels, average of each hotel’s “Overall Satisfaction” scores on the Sterling Survey in 2013 (percent of guests rating that question as a “4” or “5”).
(5)	Excluding employees at non-Morgans Hotel Group branded hotels and The Light Group. Reflects the Company’s “Engagement Score” under the Aon-Hewitt Employee Engagement Survey of the Company’s employees in 2013, excluding employees at non-Morgans Hotel Group branded hotels and The Light Group (percent of employees whose mean rating was 4.5 or higher on the six relevant engagement survey questions).
(6)	Based on individual performance of each executive within his functional areas of responsibility. Amounts are determined in the discretion of the Compensation Committee.

At the end of 2013, the Compensation Committee, after consideration of a variety of factors, including the Company’s 2013 performance, determined that the payment of these annual cash incentives was not warranted. As a result, our Compensation Committee exercised negative discretion, as reserved to it by the resolution adopting the performance targets for 2013, and determined that no annual cash incentives would be paid to our named executive officers for the 2013 fiscal year.

Long-Term Equity Compensation

Long-term equity compensation granted by our Prior Compensation Committee has historically taken the form of stock options, time-based RSUs and long-term performance-based awards, including membership units in Morgans Group LLC (each a “Membership Unit”) structured as profits interests (collectively, “LTIP Units”), which the Prior Compensation Committee believed would motivate and reward the achievement of stock price appreciation, and were intended to support their retention objectives. These long-term equity awards also were intended to further the Prior Compensation Committee’s executive compensation objective of aligning the interests of the named executive officers with those of the stockholders. Such equity awards have been granted under our Amended and Restated 2007 Plan.

Our Compensation Committee has not yet determined its policy with respect to the use of equity compensation to our named executive officers, but intends to establish such a policy to create incentives and to motivate and retain the key management team, while ensuring the continued success of the ongoing operations of the Company, particularly during the Company’s period of transition. No equity awards have been granted to our named executive officers by our Compensation Committee.

2013 Equity Awards

In 2013, the Prior Compensation Committee awarded RSUs to each of our named executive officers, other than Mr. Kalisman. The RSU awards to each of Messrs. Gross, Flannery and Gery were made subject to each such executive’s execution of an amendment to his employment agreement that extended the term of the agreement to March 2015. These RSU awards vest as to 1/3 of the award each year over three years on each of the first three anniversaries of the grant date, generally subject to the executive’s continued employment on each such vesting date.

Upon the termination of the employment without cause of Messrs. Flannery and Gery on March 10, 2014, pursuant to the terms of each such executive’s employment agreement, the RSUs awarded to each such executive in 2013 became fully vested.

In connection with the departure of our former Chief Executive Officer, Mr. Gross, we entered into a letter agreement with Mr. Gross (the “Separation Agreement”) effective as of August 30, 2013 (the “Separation Date”). As of his Separation Date, no portion of this RSU grant awarded to him in 2013 had vested. Accordingly, as set forth in his Separation Agreement, the entire award was forfeited by him upon such termination of employment. In connection with Mr. Gross’ separation from employment, he was granted an RSU award with respect to 58,334 shares of our common stock that was fully vested as of the date of his separation from employment and an RSU award with respect to 25,000 shares of our common stock that will vest on August 30, 2014.

Outperformance Awards

In connection with the recruitment of certain executives in early 2011, we implemented an Outperformance Award Program, which is a long-term incentive plan intended to provide our senior management with the ability to earn cash or equity awards based on the Company’s level of return to stockholders over a three-year period (the “Outperformance Award Program”). Pursuant to the Outperformance Award Program, each of Messrs. Gross, Flannery, Gery and Szymanski received a series of outperformance long-term incentive units (the “OPP LTIP Units”), in each case reflecting the participant’s right to receive a participating percentage in an outperformance pool if the Company’s total return to stockholders (including stock price appreciation plus dividends) increased by more than 30% (representing a compounded annual growth rate of approximately 9% per annum) over a three-year period from March 20, 2011 to March 20, 2014 (or a prorated hurdle rate over a shorter period in the case of certain changes of control). The target pool for the Outperformance Award Program was approximately $15 million, based on roughly a doubling of the stock price over this three-year period to $16.00.

In March 2011, Mr. Gross was awarded a 35% participating percentage in the outperformance pool, as represented by 551,250 OPP LTIP Units. Each of Messrs. Flannery and Gery was awarded a 10% participating percentage in March 2011, as represented by 157,500 OPP LTIP Units. Mr. Szymanski was awarded a 5% participating percentage in February 2012, as represented by 78,750 OPP LTIP Units. Upon the final valuation date of March 20, 2014, it was determined that the performance metric had not been achieved and, therefore, the awards to our named executive officers under the Outperformance Award Program were forfeited with no payment due to them.

Executive Promoted Interest Bonus Pool

In connection with the recruitment of certain executives in early 2011, we implemented an Executive Promoted Interest Bonus Pool (“the Executive Promoted Interest Bonus Pool”), which is a long-term incentive plan intended to provide the Company’s senior management with the ability to participate in the growth of our management business, provided our level of return to stockholders met specified hurdles. Each of Messrs. Gross, Flannery and Gery was granted the right to receive an employee participation interest of 35%, 10% and 10%, respectively. To date, however, the Executive Promoted Interest Bonus Pool is inactive, as none of our management agreements or managed properties are subject to the pool, and no payments will be made to any of Messrs. Gross, Flannery and Gery under this plan.

Perquisites and Other Compensation

We currently do not provide perquisites or other benefits to our named executive officers with an aggregate value in excess of $10,000. We recognize, however, that from time to time in the future, perquisites and other benefits may directly or indirectly serve our business purpose, for example, by helping to make our named executive officers more available to us and to maximize their time and attention.

Severance and Change in Control Arrangements

Our severance benefits are designed to provide a bridge to future employment in the event an executive’s job is eliminated or employment is terminated. Severance and termination benefits are based on competitive practice and level of responsibility. The employment agreement we entered into with each of Messrs. Gross, Szymanski, Flannery and Gery provides for certain payments and benefits upon certain terminations of employment.

In connection with the termination of Mr. Gross’s employment with us in August 2013, his Separation Agreement provides for certain payments and benefits in lieu of the severance payments and benefits set forth in his employment agreement. Upon the termination of the employment of Messrs. Flannery and Gery in March 2014, each such executive became entitled to the severance payments and benefits set forth in his respective employment agreement. These payments and terms are discussed below under “Potential Payments upon Termination or Change in Control.”

Tax Provisions Affecting Compensation Decisions

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to consider the benefits of adopting an executive compensation program that preserves flexibility, promotes specific corporate goals that are reflective of the Company’s business strategy and incentivize its employees, even if such program would be inconsistent with the requirements of Section 162(m). Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and our Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Andrea L. Olshan (Chair)

John J. Dougherty

Mahmood J. Khimji

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following tables contain certain compensation information for our Interim Chief Executive Officer, Chief Financial Officer, former Chief Operating Officer and former Chief Development Officer, each of whom was serving as an executive officer on December 31, 2013. Additionally, the following tables contain certain compensation information for our former Chief Executive Officer, Michael J. Gross, who stepped down from the Company, effective August 30, 2013. We refer to these current and former executive officers as our “named executive officers.”

Summary Compensation Table

(for 2013, 2012 and 2011)

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jason T. Kalisman, Interim Chief Executive Officer(4)	2013	1	—		—	—	59,302	(5)	59,303

Richard T. Szymanski, Chief Financial Officer	2013	503,907	248,230		—	—	—		752,137
	2012	492,913	75,000		—	319,720	—		887,633
	2011	478,530	454,500		—	335,500	—		1,268,530

Michael J. Gross, Former Chief Executive Officer(6)	2013	526,500	2,002,503	(7)	—	—	500,000	(8)	3,029,003
	2012	772,558	—		—	725,400	—		1,497,958
	2011	591,346	3,681,250		1,307,190	663,600	35,333	(9)	6,278,719

Daniel R. Flannery, Former Chief Operating Officer(10)	2013	633,360	832,000		—	—	—		1,465,360
	2012	618,058	—		—	580,320	—		1,198,378
	2011	448,077	1,151,670		959,100	504,000	100,000	(11)	3,162,847

Yoav Gery, Former Chief Development Officer(12)	2013	633,360	832,000		—	—	—		1,465,360
	2012	618,058	—		—	580,320	—		1,198,378
	2011	473,077	1,364,010		950,480	530,880	100,000	(11)	3,418,447

(1)	Salary amounts reflect the prorated amount for the portion of the year each executive was employed by the Company during 2013 and 2011, as applicable. Mr. Kalisman also received $59,302 in fees during 2013 in his capacity as a Director prior to the 2013 Proxy Contest, which amount is included in the “All Other Compensation” column of this Summary Compensation Table.
(2)	Amounts shown represent the grant date fair value of RSUs, LTIP Units and OPP LTIP Units that could be settled in shares of our common stock computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts in 2013 represent RSUs granted to Messrs. Szymanski, Gross, Flannery and Gery. Amounts in 2012 represent OPP LTIP Units granted in 2012 to Mr. Szymanski. Amounts in 2011 represent OPP LTIP Units and RSUs granted to Messrs. Gross Flannery and Gery, and LTIP Units granted to Messrs. Gross and Szymanski.

Under the Outperformance Award Program, the participation percentages granted in 2011 to Messrs. Gross, Flannery and Gery were 35%, 10% and 10%, respectively, represented by OPP LTIP Units. On February 22, 2012, the Compensation Committee granted Mr. Szymanski a 5% participation percentage in the Outperformance Award Program, represented by OPP LTIP Units. The grant date fair values relating to

OPP LTIP Units, based upon the probable outcome of the performance conditions as of the applicable grant dates, are as follows: Mr. Gross — $2,572,500; Mr. Flannery — $735,000; Mr. Gery — $735,000; and Mr. Szymanski — $75,000. On March 20, 2014, it was determined that the performance metric with respect to the OPP LTIP Units had not been achieved and, therefore, the awards to our named executive officers under the Outperformance Award Program were forfeited with no payment due to them. See description of the Outperformance Award Program under “Compensation Discussion and Analysis”.

The 2011 grant date fair values for the named executive officers relating to RSUs and LTIP Unit awards are as follows: Mr. Gross — $1,108,750; Mr. Flannery — $416,670; Mr. Gery — $629,010; and Mr. Szymanski — $454,000.

For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for each of the years ended December 31, 2013, 2012 and 2011.

(3)	Amounts shown in this column represent the grant date fair value of stock options to purchase shares of our common stock computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2011.
(4)	Mr. Kalisman became the Interim Chief Executive Officer on August 30, 2013 and was not one of our named executive officers for any year prior to 2013.
(5)	Amount represents fees received by Mr. Kalisman during 2013 in his capacity as a Director prior to the 2013 Proxy Contest.
(6)	Mr. Gross stepped down as our Chief Executive Officer on August 30, 2013.
(7)	Amount shown includes the grant date fair value of 291,242 RSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which were granted to Mr. Gross on February 28, 2013. This award was forfeited in connection with Mr. Gross’s termination of employment on August 30, 2013. Amount also includes the grant date fair value of 58,334 RSUs and 25,000 RSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which were granted to Mr. Gross upon his termination of employment, as discussed under “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control”.
(8)	Pursuant to the Separation Agreement with Mr. Gross, he received a lump sum payment of $500,000 in lieu of severance payments and benefits under his employment agreement.
(9)	Amount represents fees received by Mr. Gross from January 1, 2011 to March 20, 2011 in his capacity as Director.
(10)	Mr. Flannery’s employment was terminated by the Company without cause on March 10, 2014.
(11)	For each of Messrs. Flannery and Gery, the amount shown represents a signing bonus of $100,000 paid to such executive upon the acceptance of his position as Chief Operating Officer and Chief Development Officer, respectively.
(12)	Mr. Gery’s employment was terminated by the Company without cause on March 10, 2014.

2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jason T. Kalisman		—	—	—	—		—
Richard T. Szymanski	2/28/2013	253,194	405,111	632,986	50,556	(4)	248,230	(4)
Michael J. Gross	2/28/2013	397,800	795,600	1,193,400	291,242	(4)	1,429,998	(4)
	8/30/2013				58,334	(5)	400,755	(5)
					25,000	(5)	171,750	(5)
Daniel R. Flannery	2/28/2013	318,240	636,480	954,720	169,450	(4)	832,000	(4)

Yoav Gery	2/28/2013	318,240	636,480	954,720	169,450	(4)	832,000	(4)

(1)	Represents the threshold, target and maximum amounts pursuant to our 2013 annual cash incentive plan set by our Prior Compensation Committee and, in the case of Messrs. Gross, Flannery and Gery, in accordance with each such executive’s respective employment agreement. As discussed in the Compensation Discussion and Analysis section of this proxy statement, no cash incentives were paid to our named executive officers for the 2013 fiscal year.
(2)	Represents grants of RSUs.
(3)	The grant date fair value of the RSUs was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2013.
(4)	RSUs granted on February 28, 2013 are scheduled to vest ratably in three annual installments beginning on the first anniversary of the grant date. The RSUs granted to each of Messrs. Flannery and Gery on February 28, 2013 became fully vested upon the termination of each such executive’s employment without cause on March 10, 2014. RSUs granted to Mr. Gross on February 28, 2013 were forfeited in connection with his Separation Agreement.
(5)	Represents grants of RSUs made to Mr. Gross on August 30, 2013, in connection with his Separation Agreement. Amount represents 58,334 RSUs, which vested immediately on the date of grant, and 25,000 RSUs, which vest on August 30, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We entered into employment agreements with Messrs. Gross, Flannery, Gery, and Szymanski. Our employment agreement with Mr. Gross was effective in 2013 until he stepped down from his position as our Chief Executive Officer, effective August 30, 2013. Our employment agreements with Messrs. Flannery and Gery were also effective in 2013, but these agreements terminated in connection with the termination of each such executive’s employment on March 10, 2014. The following discussion summarizes the material terms of the employment agreements with each of Messrs. Gross, Flannery, Gery and Szymanski. As Mr. Kalisman has agreed to $1 of compensation, we have not entered into an employment agreement with him.

Michael J. Gross Employment Agreement

On March 20, 2011, the Company entered into an employment agreement, effective as of such date, with Michael Gross in connection with his appointment as Chief Executive Officer. In February 2013, the Company

entered into an amendment to the employment agreement, extending the term of the agreement from March 2014 to March 2015. The employment agreement, as amended, provided the following terms:

•	an initial four-year contract term, which the Company may offer to renew for a six-month period with 75 days’ notice prior to the end of the initial term on the same terms as applicable at the end of the initial term and, if renewed for an additional six-month period, payment of a bonus equal to one half of the annual incentive paid with respect to the 2014 fiscal year;

•	a minimum base salary of $750,000 per year, subject to review and increase annually at the discretion of the Board of Directors or Compensation Committee and in accordance with the standard practice of the Company;

•	eligibility to receive an annual cash incentive for each of 2011, 2012, 2013 and 2014 with a target payout of 100% of annualized base salary, determined by the Compensation Committee after consultation with Mr. Gross, based upon actual corporate and individual performance for such year, with any excess over 100% of base salary payable in fully vested equity, at the discretion of the Compensation Committee; provided that (i) for 2011, the incentive would be prorated for the partial year, with 50% of the target incentive guaranteed, and the remaining 50% dependent on performance (40% based on EBITDA, 10% on RevPAR Index) and (ii) for 2012, 2013 and 2014, the target payout would range from 50% to 150% of base salary;

•	an initial grant of options to purchase 300,000 shares of the Company’s common stock under the Amended and Restated 2007 Plan, having an exercise price equal to the fair market value on the grant date, vesting in equal installments over a three-year period on each of the first three anniversaries of the grant date, generally subject to continued employment;

•	an initial grant of 125,000 LTIP Units under the Amended and Restated 2007 Plan, vesting in equal installments over a three-year period on each of the first three anniversaries of the grant date, generally subject to continued employment;

•	a 35% participation interest in the Executive Promoted Interest Bonus Pool;

•	a 35% participating percentage in the Outperformance Award Program;

•	no obligation to resign from the Board of Directors in the event of termination of employment, other than for Cause; and

•	medical and other group welfare plan coverage and fringe benefits provided to our executive employees generally.

The Company had also agreed to reimburse Mr. Gross for his reasonable legal fees and expenses incurred in connection with the negotiation of his employment agreement. In addition, Mr. Gross’s employment agreement provided for certain payments to be made upon a termination of his employment, subject to his execution of a release of claims in favor of the Company, and included certain non-competition, standstill and non-solicitation provisions. Pursuant to the Separation Agreement with Mr. Gross, we provided him with certain payments and benefits in lieu of the severance payments and benefits to which he may otherwise have been entitled under his employment agreement. The payments and benefits provided to Mr. Gross pursuant to his Separation Agreement are discussed below under “Potential Payments Upon Termination or Change in Control” below.

Daniel Flannery Employment Agreement; Yoav Gery Employment Agreement

On March 20, 2011, the Company entered into an employment agreement, effective as of April 4, 2011, with Daniel Flannery in connection with his appointment as Chief Operating Officer, and an employment agreement, effective as of March 23, 2011, with Yoav Gery in connection with his appointment as Chief

Development Officer. In February 2013, the Company and each executive amended his respective employment agreement, extending the term from March 2014 to March 2015. Each of these employment agreements provided for the following terms:

•	an initial four-year contract term, which the Company may offer to renew for a six month period with 75 days’ notice prior to the end of the initial term on the same terms as applicable at the end of the initial term and, if renewed for an additional six-month period, payment of a bonus equal to one half of the annual incentive paid with respect to the 2014 fiscal year;

•	a base salary of $600,000 per annum, subject to review and increase annually at the discretion of the Board of Directors or Compensation Committee, and increasing in accordance with the standard practice of the Company;

•	eligibility to receive an annual cash incentive for each of 2011, 2012, 2013 and 2014 with a target payout of 100% of annualized base salary, and with the actual incentive determined by the Compensation Committee after consultation with the executive, based on actual corporate and individual performance, with any excess over 100% of base salary payable in equity, at the discretion of the Compensation Committee; provided that (i) for 2011, the incentive would be prorated for the partial year, with 50% of the target incentive guaranteed, and the remaining 50% dependent on performance (40% based on EBITDA, 10% on RevPAR Index), and (ii) for 2012, 2013 and 2014, the target payout would range from 50% to 150% of base salary;

•	an initial grant of options to purchase 200,000 shares of the Company’s common stock, at an exercise price equal to the fair market value on the grant date, vesting in equal installments over a three-year period on each of the first three anniversaries of the grant date, generally subject to continued employment;

•	an initial grant of RSUs (43,000 RSUs for Mr. Flannery and 65,250 RSUs for Mr. Gery), vesting in equal installments over a three-year period on each of the first three anniversaries of the grant date, generally subject to continued employment;

•	a 10% participation interest in the Executive Promoted Interest Bonus Pool;

•	a 10% participating percentage in the Outperformance Award Program;

•	a $100,000 signing bonus;

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executive generally.

In addition, the employment agreements provided for certain payments to be made upon the termination of the executive’s employment, subject to the executive’s execution of a release of claims in favor of the company, and included certain non-competition, standstill and non-solicitation provisions. Upon the termination of the employment of each of Messrs. Flannery and Gery effective as of March 10, 2013, which, in each case, was treated as a termination of employment without cause under the executive’s employment agreement, each executive became entitled to the termination payments and benefits set forth in the executive’s employment agreement. These severance payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Richard Szymanski Employment Agreement

The Company entered into an employment agreement with Mr. Szymanski on October 1, 2007, which was subsequently amended on December 31, 2008, in connection with his service as Chief Financial Officer of the Company. Mr. Szymanski’s employment agreement provides for the following terms:

•	no specified initial contract term; agreement may be terminated by either party in accordance with the applicable termination provision;

•	an annual base salary of at least $450,000, subject to annual review for increase;

•	eligibility for annual cash incentives commensurate with the incentive paid to the Company’s other similarly situated employees, provided that the exact amount of his incentive will be determined in the Company’s sole discretion; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.

In addition, Mr. Szymanski’s employment agreement provides for certain payments to be made upon certain terminations of employment, subject to his execution of a release of claims in favor of the Company, and includes certain non-solicitation provisions. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Outstanding Equity Awards at Fiscal Year-End

(as of fiscal year end December 31, 2013)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(13)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Jason T. Kalisman	—		—		—		—	—		—	—	—
Richard T. Szymanski	55,894	(1)	—		15.42	(1)	4/3/2018	50,556	(4)	411,020		1,923
	33,000	(2)	—		17.67	(2)	11/27/2017	16,667	(5)	135,503	—	—
	25,000	(3)	—		20.00	(3)	2/14/2016	—		—	—	—
Michael J. Gross	300,000	(6)	—		8.87	(6)	8/30/2014	25,000	(7)	203,250	—	—
Daniel R. Flannery	133,333	(8)	66,667	(8)	9.69	(8)	4/4/2015	169,450	(4)	1,377,629		3,846
								14,333	(9)	116,527	—	—
Yoav Gery	133,333	(10)	66,667	(10)	9.64	(10)	3/23/2015	169,450	(4)	1,377,629		3,846
								21,750	(11)	176,828	—	—

(1)	This option award was granted on April 3, 2008 to Mr. Szymanski and vested ratably in three annual installments beginning on the first anniversary of the grant date.
(2)	This option award was granted on November 27, 2007 to Mr. Szymanski, and vested ratably in three annual installments beginning on the first anniversary of the grant date.
(3)	This option award was granted on February 14, 2006 to Mr. Szymanski, 1/3 of which vested on February 14, 2007, and the remainder of which vested in 24 equal installments at the end of each month following the first anniversary of the grant date.
(4)	This stock award, in the form of RSUs, was granted to Messrs. Szymanski, Flannery, and Gery on February 28, 2013, to vest ratably in three annual installments beginning on the first anniversary of the grant date. The RSUs granted to each of Messrs. Flannery and Gery on February 28, 2013 became fully vested upon the termination of each such executive’s employment without cause on March 10, 2014.
(5)

This stock award, in the form of LTIP Units, which are convertible into a corresponding number of shares of the Company’s common stock, was granted to Mr. Szymanski on April 7, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date.

(6)	This option award was granted on March 20, 2011 to Mr. Gross, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to his Separation Agreement, all unvested stock options became fully vested as of August 30, 2013. Mr. Gross has the ability to exercise his vested stock options until August 30, 2014. If not exercised, these options will expire on August 30, 2014.
(7)	This stock award, in the form of RSUs, was granted to Mr. Gross on August 30, 2013, pursuant to his Separation Agreement. These RSUs will fully vest on the first anniversary of the grant date of August 30, 2014.
(8)	This option award was granted on April 4, 2011 to Mr. Flannery, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Flannery’s employment agreement, all unvested stock options became fully vested upon the termination of his employment without cause on March 10, 2014. Mr. Flannery has the ability to exercise his vested stock options for the longer of 12 months from the date of termination, or four years from the grant date. Therefore, if not exercised, these options will expire on April 4, 2015.
(9)	This stock award, in the form of RSUs, was granted to Mr. Flannery on April 4, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Flannery’s employment agreement, all unvested RSUs became fully vested upon the termination of his employment without cause on March 10, 2014.
(10)	This option award was granted on March 23, 2011 to Mr. Gery, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Gery’s employment agreement, all unvested stock options became fully vested upon the termination of his employment without cause on March 10, 2014. Mr. Gery has the ability to exercise his vested stock options for the longer of 12 months from the date of termination, or four years from the grant date. Therefore, if not exercised, these options will expire on March 23, 2015.
(11)	This stock award, in the form of RSUs, was granted to Mr. Gery on March 23, 2011, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Gery’s employment agreement, all unvested RSUs became fully vested upon the termination of his employment without cause on March 10, 2014.
(12)	This amount has been calculated based on the closing stock price of our common stock on December 31, 2013 ($8.13 per share).
(13)	Pursuant to the Outperformance Award Program, each of Messrs. Flannery, Gery and Szymanski received a participation percentage of 10%, 10%, and 5% respectively, represented by OPP LTIP Units, which would have value only if our total return to stockholders increased by a certain percentage generally over a three-year period from March 20, 2011 to March 20, 2014. The market or payout value of awards is based on the participation percentage awarded to each recipient with respect to an award pool, the value of which was determined to be $25,000 as of December 31, 2013, with the actual pool size and OPP LTIP Units awarded to be determined on March 20, 2014. On March 20, 2014, it was determined that the performance had not been achieved and, therefore, awards under the Outperformance Award Program were forfeited with no payment due under them. The terms of our Outperformance Award Program, including the vesting terms, are described above under “Compensation Discussion and Analysis – Other Equity Compensation –Outperformance Awards.”

Stock Vested During 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jason T. Kalisman	—	—
Richard T. Szymanski(1)	24,044	148,833
Michael J. Gross(2)	166,101	1,104,031
Daniel R. Flannery(3)	14,334	89,438
Yoav Gery(4)	21,750	130,500

(1)

Reflects the following LTIP Units granted to Mr. Szymanski that vested during 2013, but have not been converted or redeemed into shares of common stock: 7,377 LTIP Units that vested on April 5, 2013, with a market value of approximately $45,664 as of the vesting date, and 16,667 LTIP Units that vested on April 7, 2013, with a market value of approximately $103,169 as of the vesting date.
(2)	Reflects the vesting on August 30, 2013 of 58,334 RSUs granted on that day pursuant to Mr. Gross’s Separation Agreement. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on August 30, 2013 was $6.87. In his capacity as a Director, Mr. Gross was granted 8,305 RSUs on May 20, 2010, and 16,129 RSUs on October 27, 2009, of which all vested on the date of grant but were restricted until Mr. Gross no longer served as a Director. This restriction was removed on August 30, 2013, Mr. Gross’ separation date. These RSUs are included in this table.

Also reflects the following LTIP Units granted to Mr. Gross that vested during 2013, but have not been converted or redeemed into shares of common stock: 41,666 LTIP Units that vested on March 20, 2013, with a market value of approximately $249,163 as of the vesting date, and 41,667 LTIP Units that vested on August 30, 2013, with a market value of approximately $286,252 as of the vesting date.

(3)	Reflects the vesting on April 4, 2013 of 1/3, or 14,333, of the total RSUs granted on April 4, 2011 to Mr. Flannery. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on April 4, 2013 was $6.24.
(4)	Reflects the vesting on March 23, 2013 of 1/3, or 21,750, of the total RSUs granted on March 23, 2011 to Mr. Gery. Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on March 23, 2013 was $6.00.

Potential Payments upon Termination or Change in Control

The following discussion summarizes the actual payments, benefits and acceleration rights provided to Messrs. Gross, Flannery and Gery in connection with each such executive’s termination of employment. The following discussion also summarizes the potential payments, benefits and acceleration rights that would have been provided to Mr. Szymanski assuming the occurrence of a termination of Mr. Szymanski’s employment or change in control on December 31, 2013. Mr. Kalisman is not a party to an employment agreement with the Company and, therefore, would not have been entitled to any severance payments or benefits upon the termination of his employment or a change in control on December 31, 2013.

The amounts set forth below do not include agreements, plans or arrangements providing for payments upon termination that do not discriminate in scope, terms or operation in favor of the Company’s executive officers and that are generally available to all employees of the Company equally (e.g., payouts under our life insurance policy or disability plan payments) or compensation amounts accrued and not yet paid for past service unless special terms apply to such accrued compensation. In addition, for purposes of quantifying the value of continued health insurance coverage benefits presented in the disclosure below, we have estimated a value of such insurance benefits based on the monthly cost of such coverage as of December 31, 2013, for Mr. Szymanski, and as of March 10, 2014 for Messrs. Flannery and Gery, pursuant to COBRA, multiplied by the number of months during which such coverage is provided. All payments and terms, other than the payment of accrued base salary, were, in the case of Messrs. Gross, Flannery and Gery and are, in the case of Mr. Szymanski, conditioned upon the execution of a release by the executive in connection with the termination of his employment.

Mr. Gross

In connection with the departure of our former Chief Executive Officer, Mr. Gross, we entered into a Separation Agreement effective as of August 30, 2013. We also entered into a mutual release agreement with Mr. Gross. The Separation Agreement provided Mr. Gross with certain payments and benefits in lieu of severance and benefits payable under Mr. Gross’s employment agreement. Pursuant to the Separation Agreement, Mr. Gross received (i) a lump sum payment of $500,000, (ii) 58,334 fully-vested RSUs, (iii) 25,000 RSUs that vest in full on the one year anniversary of the Separation Date, and (iv) accelerated vesting of all then-unvested LTIP Units and stock options with the ability to exercise such stock options for a period of one year following the Separation Date. Under the Separation Agreement, all other equity awards that were then unvested were forfeited as of the Separation Date. The Company also waived the non-competition obligations under Mr. Gross’s employment agreement, however, for a period of one year following the Separation Date, Mr. Gross is prohibited from pursuing certain prospective business opportunities as agreed to between the Company and Mr. Gross. Mr. Gross also continues to be bound by, among other provisions, the confidentiality, non-solicitation and standstill provisions of the Gross Employment Agreement. In addition, Mr. Gross and the Company are bound by a mutual non-disparagement covenant. Mr. Gross has agreed to make himself reasonably available to the Company in connection with the leadership transition and otherwise cooperate with the Company on related matters.

Messrs. Flannery and Gery

On March 10, 2014, the Company terminated the employment of Messrs. Flannery and Gery. These terminations were treated as terminations without cause under their respective employment agreements. Pursuant to the employment agreement with each of Mr. Flannery and Mr. Gery, each such executive is entitled to the following severance payments and benefits, subject to the executive signing a release in favor of the Company: (i) a lump sum payment equal to two times the executive’s current base salary, (ii) pro rata annual incentive (if any) for the year of termination (payable, if at all, in 2015), (iii) 12 months of continued group health insurance continuation coverage through COBRA, and (iv) accelerated vesting of all then-unvested LTIP Units, RSUs and stock options, with the ability to exercise such stock options until the later of the 12-month anniversary of the date of the termination of employment or the four-year anniversary of the date the stock option was granted. As discussed in the Compensation Discussion and Analysis section above, no amounts are payable under each executive’s OPP LTIP Unit and Promoted Interest Bonus Pool awards, pursuant to the terms of such awards. Each of Messrs. Flannery and Gery remain bound by the non-competition, non-solicitation, confidentiality and standstill provision in each such executive’s employment agreement.

The table below shows the actual payments and benefits received by each named executive officer listed below upon his termination of employment.

Mr. Gross (1)
	Severance	$500,000	(2)
	Fully-vested RSU Grant	$400,755	(3)
	One-year vesting RSU Grant	$171,750	(4)
	Accelerated vesting of LTIP Units	$286,252	(5)
	Accelerated vesting of options	—	(6)
Mr. Flannery (1)
	Severance	$1,272,960	(7)
	Pro rata 2014 annual incentive payable, if at all, in 2015	—	(8)
	Accelerated vesting of options	—	(9)
	Accelerated vesting of RSUs	$1,050,217	(10)
	COBRA coverage	$23,228	(11)
Mr. Gery (1)
	Severance	$1,272,960	(7)
	Pro rata 2014 annual incentive payable, if at all, in 2015	—	(8)
	Accelerated vesting of options	—	(9)
	Accelerated vesting of RSUs	$1,111,407	(10)
	COBRA coverage	$24,503	(11)

(1)	Represents payments and benefits provided pursuant to the Separation Agreement in the case of Mr. Gross, and the executive’s employment agreement, in the case of Messrs. Flannery and Gery.

(2)	Represents a lump sum payment made to Mr. Gross within four days following the Separation Date.
(3)	Represents the value of 58,334 RSUs granted to Mr. Gross on the Separation Date, based on the closing price of a share of our common stock on the grant date.
(4)	Represents the value of 25,000 RSUs granted to Mr. Gross on the Separation Date that vest on the one year anniversary of the Separation Date, based on the closing price of a share of our common stock on the grant date.
(5)	Represents the value of 41,667 LTIP Units previously awarded to Mr. Gross, based on the closing price of a share of our common stock on the Separation Date, with respect to which the vesting accelerated as of the Separation Date.
(6)	Represents the value of options to purchase 100,000 shares of our common stock which fully vested upon the Separation Date. The exercise price of these options is $8.87, which was higher than the closing price of our common stock on the Separation Date. These options expire on August 30, 2014.
(7)	Represents lump sum payment of two times the executive’s base salary as of the executive’s termination date.
(8)	The pro rata annual incentive for 2014, if any, will be based on the actual performance of the Company during the 2014 fiscal year and will not be calculable until after the close of the 2014 fiscal year in early 2015.
(9)	Represents the value of options to purchase 66,667 shares of our common stock, which fully vested on the termination date pursuant to the executive’s employment agreement. The exercise price of these options is $9.64, which was higher than the closing price of our common stock on the termination date. These options expire on the later of the 12-month anniversary of the date of termination of employment or the four-year anniversary of the date this stock option was granted.
(10)	Represents the value of 127,299 and 134,716 RSUs previously awarded to each of Messrs. Flannery and Gery, respectively, based on the closing price of a share of our common stock on the termination date, with respect to which the vesting accelerated pursuant to each such executive’s employment agreement upon such executive’s termination of employment without cause on March 10, 2014.
(11)	Represents the approximate value of continued health insurance coverage benefits based on the monthly cost of such coverage as of March 10, 2014 for each of Messrs. Flannery and Gery, pursuant to COBRA, for 12 months following the date of each such executive’s termination of employment.

The following table summarizes the payments, benefits and acceleration rights that would have been provided to Messrs. Flannery and Gery assuming the occurrence of a termination of such executive’s employment or a change in control on December 31, 2013. The actual payments received by each of Messrs. Flannery and Gery upon their termination is described above.

		Daniel Flannery		Yoav Gery

Termination	Key Terms	Payment as of December 31, 2013

For Cause or Voluntary Resignation
	• unpaid prior year annual cash incentive forfeited	$0		$0
	• no prorated annual cash incentive for current year	$0		$0
Without Cause or for Good Reason	• severance	$1,272,960	(1)	$1,272,960	(1)
	• annual cash incentive for prior year to the extent unpaid	$0		$0
	• pro rata annual cash incentive (if any) for year of termination (2)	$0		$0
	• full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and	$1,494,156	(3)	$1,554,456	(3)

		Daniel Flannery		Yoav Gery

Termination	Key Terms	Payment as of December 31, 2013

	participation interests in the Executive Promoted Interest Bonus Pool (if any))
	• unvested awards under the Outperformance Award Program are not forfeited and executive is eligible to receive, following the final valuation date of March 20, 2014, an amount reflecting partial service, to the extent the performance conditions in such program are achieved	$3,846	(4)	$3,846	(4)
	• 12 months COBRA coverage	$23,278		$24,503

Non-Renewal by Company	• severance	$636,480	(5)	$636,480	(5)
	• annual cash incentive for prior year to the extent unpaid	$0		$0
	• full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))	$1,494,156	(3)	$1,554,456	(3)
	• 12 months COBRA coverage	$23,278		$24,503

Non-Renewal by Executive	• annual cash incentive for prior year to the extent unpaid	$0		$0

Disability or Death	• severance	$636,480	(5)	$1,272,960	(1)
	• annual cash incentive for prior year to the extent unpaid	$0		$0
	• pro rata annual cash incentive (if any) for year of termination (2)	$0		$0
	• full acceleration of unvested equity awards (other than awards under the Outperformance Award Program, which vest as to time but not performance, and participation interests in the Executive Promoted Interest Bonus Pool (if any))	$1,494,156	(3)	$1,554,456	(3)
	• unvested awards under the Outperformance Award Program are not forfeited and executive is eligible to receive, following the final valuation date of March 20, 2014, an amount reflecting partial service, to the extent the performance conditions in such program are achieved	$3,846	(4)	$3,846	(4)
	• 12 months COBRA coverage	$23,278		$24,503

Change in Control	• full acceleration of unvested stock options, restricted stock units and awards under the Outperformance Award Program	$1,494,156	(6)	$1,554,456	(6)

(1)	Represents a lump sum payment of two times the executive’s base salary as of December 31, 2013. If termination of employment without cause or for good reason had followed a transactional change of control (as defined in the executive’s employment agreement) where the price per share did not represent at least a 4.5% compound annual growth rate measured since the effective date of the executive’s employment agreement, the severance payment would have been one times the executive’s annual base salary, or $636,480.
(2)	Pro rata annual cash incentive is based on actual performance and amounts, if any, are payable at the same time as bonuses for such year are paid. For 2013, this amount was $0, as discussed in the “Compensation Discussion and Analysis” section above.
(3)	For Mr. Flannery, represents $1,494,156, which is the value of the full vesting of 183,783 unvested RSUs as of December 31, 2013. The value of the full vesting of options to purchase 66,667 shares granted to Mr. Flannery that were unvested as of December 31, 2013 would have been $0, as the exercise price of all such options exceeded the closing price of our common stock on December 31, 2013.

For Mr. Gery, represents $1,554,456, which is the value of the full vesting of 191,200 unvested RSUs as of December 31, 2013. The value of the full vesting of options to purchase 66,667 shares granted to Mr. Gery that were unvested as of December 31, 2013 would have been $0, as the exercise price of all such options exceeded the closing price of our common stock on December 31, 2013.

(4)	Amounts are based on each executive’s participation percentage with respect to an award pool estimated to be $25,000 as of December 31, 2013, with the actual number of OPP LTIP Units and pool size determined on March 20, 2014 to be $0.
(5)	Represents a lump sum payment of one times the executive’s base salary as of December 31, 2013.
(6)	For Mr. Flannery, represents $1,494,156, which is the value of the full vesting of 183,783 unvested RSUs as of December 31, 2013. The value of the full vesting of options to purchase 66,667 shares granted to Mr. Flannery that were unvested as of December 31, 2013 would have been $0, as the exercise price of all such options exceeded the closing price of our common stock on December 31, 2013.

For Mr. Gery, represents $1,554,456, which is the value of the full vesting of 191,200 unvested RSUs as of December 31, 2013. The value of the full vesting of options to purchase 66,667 shares granted to Mr. Gery that were unvested as of December 31, 2013 would have been $0, as the exercise price of all such options exceeded the closing price of our common stock on December 31, 2013.

For each executive, no amount is included with respect to OPP LTIP Units. Under the Outperformance Award Program, performance would have been measured on the date of the change in control. Assuming the occurrence of a change in control on December 31, 2013, the performance condition would not have been met and no payments would have been due under these awards.

Upon a termination of the employment of Messrs. Flannery or Gery due to the non-renewal by the executive or the Company of each executive’s respective employment agreement, or due to a termination of employment without cause by the Company or for good reason by the executive (as such terms are defined in each such executive’s employment agreement) to the extent subject to exercise, vested equity awards would remain exercisable until the later of the 12 month anniversary of the date of the termination of the executive’s employment and the four year anniversary of the date the award was granted. Upon a termination of employment for cause or without good reason, to the extent subject to exercise, vested equity awards then held by Messrs. Flannery or Gery would remain exercisable for 90 days.

Mr. Szymanski

The following table summarizes the additional potential payments, benefits and acceleration rights that would have been provided to Mr. Szymanski assuming the occurrence of a termination of Mr. Szymanski’s employment or a change in control on December 31, 2013.

Termination	Key Terms	Payment as of December 31, 2013
For Cause or Voluntary Resignation	—	—
Without Cause or for Good Reason	• prorated annual incentive (if any) for year of termination	—
	• 24 months base salary continuation	$1,012,778
	• amount equal to the greater of (i) the annual cash incentive actually received for the prior two years or (ii) twice his target annual cash incentive	$810,222
	• 24 months of continued health insurance benefits	$24,505
Death or Disability	• full acceleration of unvested RSUs	$411,020
Change in Control (1)	• full acceleration of unvested equity awards held on the closing date of the change in control	$546,523	(2)

(1)	Reflects benefits provided upon a termination of Mr. Szymanski’s employment by the Company during the one-year period following a “Change in Control” (as defined below). Upon such a termination, Mr. Szymanski would also be entitled to the payments and benefits noted in the table upon a termination Without Cause or for Good Reason. Under the Amended and Restated 2007 Plan, upon a change in control, RSUs, option awards and LTIP Units will become fully vested if such awards are not assumed or substituted and, if assumed or substituted, such awards will fully vest upon a termination of the executive’s employment by the Company without cause or by the executive for good reason within 12 months following a change in control.
(2)	Reflects $135,503, which is the value of the full vesting of 16,667 unvested LTIP Units as of December 31, 2013, and $411,020, which is the value of the full vesting of 50,556 unvested RSUs as of December 31, 2013. The value of this benefit with respect to unvested stock options as of December 31, 2013 would have $0, as the exercise price of all such options exceeded the closing price of our common stock on December 31, 2013.

Under Mr. Szymanski’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Mr. Szymanski’s written consent: (i) any material failure by the Company to comply with the provisions related to compensation to be provided under the agreement, other than insubstantial and inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Szymanski; (ii) the assignment to Mr. Szymanski, or the removal of any duties or responsibilities that result in a material diminution of Mr. Szymanski’s authority; (iii) a material diminution of the budget over which Mr. Szymanski has responsibility, other than for a bona fide business reason; (iv) any material failure by the Company to require a successor to assume and agree to perform the agreement; (v) the imposition of any requirement that Mr. Szymanski relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and Mr. Szymanski. For such an act or omission by the Company to constitute Good Reason, (i) Mr. Szymanski must notify the Company in writing within 60 days after he has knowledge that an event constituting Good Reason has occurred; (ii) such act or omission must be capable of being cured and continue after Mr. Szymanski has given the Company notice thereof beyond 30 days following Company’s receipt of the required notice; and (iii) Mr. Szymanski must actually terminate employment within 30 days of the end of the 30-day cure period.

Under Mr. Szymanski’s employment agreement “Cause” means Mr. Szymanski’s (i) repeated failure to perform his duties commensurate with his position as determined in the sole discretion of the Company; (ii) refusal to follow the lawful policies and directives of his supervisors; (iii) material breach of the provisions of the employment agreement; (iv) engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) breach of any fiduciary duty owed to the Company or (vi) knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) will be effective unless the conduct providing Cause to terminate continues after Mr. Szymanski has been given notice thereof and 30 days in which to cure the same.

Under Mr. Szymanski’s employment agreement, “Change in Control” will be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who at the beginning of any two-year period constitute the Board of Directors, plus new directors of the Company whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board; or (iii) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

Pursuant to the terms of the equity awards granted to Mr. Szymanski, upon a termination due to his death or disability, unvested RSUs then held by Mr. Szymanski would become fully vested and vested options would remain exercisable for a period of 12 months following the date of death or date of termination due to disability. In the case of any other termination of employment, other than a termination by the Company for cause, in general, vested options then held by Mr. Szymanski would be exercisable for a period of 90 days. Upon a termination of employment for cause, options then held by Mr. Szymanski would immediately expire. Upon a change in control (as defined in the Amended and Restated 2007 Plan), awards of RSUs, options and LTIP Units under the Amended and Restated 2007 Plan will become fully vested if such awards are not assumed or substituted and, if assumed or substituted, such awards will fully vest upon a termination of the executive’s employment by the Company without cause or by the executive for good reason within 12 months following a change in control.

Mr. Kalisman

Mr. Kalisman is not entitled to any payments or benefits upon a termination of employment or a change in control.

Director Compensation

On January 18, 2014, the Board voted to adjust the non-employee director compensation policies of the Board. Retroactive to June 14, 2013, the current non-employee directors of the Company will receive no compensation. Additionally, to the extent compensation is awarded to the non-employee directors in 2014, it is expected that it will be either entirely or majority equity-based. The Company’s Corporate Governance Guidelines provide that a substantial portion of director compensation shall be provided in the form of restricted stock units or other equity-based compensation.

The following table summarizes the various fees that were applicable to the Directors prior to the 2013 Annual Meeting:

Annual fee
• Chairman of the Board of Directors	$70,000
• Non-employee directors	$50,000
Fee for Chairman of Committees
• Audit Committee	$15,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$7,000
Fee for each meeting attended in person
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000
Fee for each meeting attended by telephone
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000

Directors who are our officers or employees receive no compensation for their services as directors. In 2013, each former non-employee director was granted 14 complimentary room stays, transferable to other persons at the director’s request, and a fixed rate at each hotel or property owned by the Company. The Directors, other than Mr. Kalisman, prior to the 2013 Annual Meeting utilized these complimentary room stays. In addition, we reimburse all directors for reasonable and customary out-of-pocket expenses incurred in connection with their services on the Board.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2013.

2013 Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Ronald W. Burkle	53,302	—	—	53,302
Robert Friedman(1)	91,893	—	—	91,893
Jeffery M. Gault	74,245	—	—	74,245
Michael J. Gross	—	—	—	—
Thomas L. Harrison	97,843	—	—	97,843
Michael D. Malone(2)	89,893	—	—	89,893
Andrew Sasson	49,302	—	—	49,302
Jason T. Kalisman(3)	59,302	—	—	59,302
John J. Dougherty	—	—	—	—
Mahmood J. Khimji	—	—	—	—
Jonathan A. Langer	—	—	—	—
Andrea L. Olshan	—	—	—	—
Michael E. Olshan	—	—	—	—
Parag Vora	—	—	—	—

(1)	As of December 31, 2013, each of Mr. Friedman held 3,623 LTIPs that were granted on May 20, 2008, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Friedman.
(2)	As of December 31, 2013, Mr. Malone held 3,623 LTIP Units that were granted on May 20, 2008, all of which are vested. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Malone.
(3)	On March 22, 2011, Mr. Kalisman joined the Company’s Board. Amount represents fees received by Mr. Kalisman during 2013 in his capacity as a Director prior to the 2013 Proxy Contest. Mr. Kalisman waived all director compensation in the form of equity grants. See the “Voting Securities of Certain Beneficial Owners and Management” table for additional equity that may be beneficially owned by Mr. Kalisman.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2013, relating to our equity compensation plan pursuant to which grants of securities may be made from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	3,447,811	(2)	$5.69	(3)	3,740,198	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	3,447,811	(2)	$5.69	(3)	3,740,198	(4)

(1)	The Amended and Restated 2007 Plan, which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, was approved by our stockholders on May 20, 2008. The Amended and Restated 2007 Plan was amended by our stockholders in January 2010 to increase the number of shares reserved for issuance under the plan by 3,000,000, and further amended by our stockholders in May 2012 to increase the number of shares reserved for issuance under the plan by 3,000,000.
(2)	Includes 1,424,740 options, of which 133,334 are subject to vesting conditions, 888,461 RSUs, of which all are subject to vesting conditions, and 1,134,610 LTIP Units of which 33,334 are also subject to vesting conditions. Conditioned on minimum allocation to the capital accounts of the LTIP Units for federal income tax purposes, each LTIP Unit may be converted, at the election of the holder, into one Membership Unit. Each of the Membership Units underlying these LTIP Units are redeemable at the election of the Membership Unit holder for (i) cash equal to the then fair market value of one share of our common stock, or (ii) at the option of the Company in its capacity as managing member of our operating company, one share of our common stock.
(3)	Weighted-average exercise price of outstanding options including the value of outstanding RSUs and LTIP Units. The weighted-average exercise price of outstanding options excluding the value of outstanding RSUs and LTIP Units is $13.76.
(4)	Represents the number of shares available for issuance under the Amended and Restated 2007 Plan assuming that all awards are made as options or stock appreciation rights. Upon a grant of awards other than awards of options or stock appreciation rights, the number of shares available for issuance under the Amended and Restated 2007 Plan is reduced by 1.7 times the number of shares of stock subject to such awards and any shares underlying options or stock appreciation rights not purchased or forfeited shall be added back to the limit set forth above by 1.7 times the number of shares of stock subject to such awards. The number of shares of stock available for issuance under the Amended and Restated 2007 Plan will not be increased by (i) any shares of stock tendered or withheld or surrendered in connection with the purchase of shares of stock upon exercise of an option, or (ii) any shares of stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Olshan (Chairman) and Messrs. Dougherty and Khimji. Other than Mr. Kalisman, who served on the Compensation Committee from June 2013 to August 2013, when he became Interim Chief Executive Officer, none of our committee members is or was an officer or employee, or former officer or employee, of ours in 2013. No interlocking relationship exists or existed during 2013 between members of the Compensation Committee or the Board of Directors, and the board of directors or compensation or similar committees of any other company.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee oversaw the performance of a risk assessment of our employee compensation programs to ascertain any potential material risks that may be created by the program. The Compensation Committee considered the findings of the internal assessment and concluded that the Company’s employee compensation programs do not pose any material risks. With respect to executive compensation programs, the Compensation Committee determined that they are well-balanced between short-term and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and do not encourage executives to take unnecessary or excessive risks.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As part of the 2013 proxy contest, the OTK nominees objected to the Company’s historical compensation practices. Our other stockholders expressed similar objections at our 2013 Annual Meeting, with only approximately 25.5% percent of the stockholders voting in favor of the prior Board’s compensation program. Although the 2013 “say on pay” vote was non-binding, our new Compensation Committee has taken its results into account and, consistent with the platform of the OTK nominees, is conducting an ongoing review and restructuring of our executive compensation programs with an eye to attract, retain, motivate and reward executive behaviors that result in the achievement of critical goals and the maximization of stockholder value. As part of this ongoing review and restructuring, our Compensation Committee set our current Interim Chief Executive Officer’s compensation at $1, determined that no annual cash incentives would be paid to the named executive officers for the 2013 fiscal year, has terminated the employment of two of our named executive officers and, since the departure of our former Chief Executive Officer, has granted no new equity compensation awards. Our Compensation Committee expects that our executive compensation programs will continue to evolve and will change in the future. On the basis of the changes that have been and continue to be implemented by our current Compensation Committee, we ask that you support the actions of our new Compensation Committee by voting to approve the compensation of our named executive officers. We urge stockholders to read the “Compensation Discussion and Analysis,” to review the Summary Compensation Table, related compensation tables and narrative disclosures, which provide detailed information on the compensation of our named executive officers.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and the Board of Directors intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, broker non-votes will not be counted. Abstentions will have the effect of votes against the proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S STOCKHOLDER RIGHTS PLAN

UNITE HERE, the owner of 1,000 shares of the Company’s common stock as of January 17, 2014, has submitted the following proposal for amendment of the Company’s bylaws (the “Rights Plan Stockholder Proposal”). Unite Here’s address is 275 7th Avenue, New York, NY 10001. The Rights Plan Stockholder Proposal is as set forth below:

RESOLVED, that the following be added to the Corporation’s Bylaws:

Shareholder Rights Plans

A.	The Corporation shall not maintain a shareholder rights plan, rights agreement or any other form of “poison pill” making it more difficult or expensive to acquire large holdings of the Corporation’s stock, unless it is first approved by a majority shareholder vote.

B.	A majority of shares voted shall suffice to approve such a plan.

C.	The Corporation shall redeem any such rights now in effect (e.g. the Shareholder Protection Rights Agreement).

D.	Notwithstanding any other bylaw, the Board may not amend the above without shareholder ratification.

E.	Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.

Shareholder Supporting Statement

This proposal, if approved, will redeem Morgans Hotel Group’s Stockholder Protection Rights Agreement, commonly known as a “poison pill.” It will also require shareholder approval before adopting a new poison pill.

The current Rights Agreement was adopted by the Board in 2007, and was extended and amended twice without shareholder approval. On May 28, 2013, after UNITE HERE submitted a binding shareholder resolution to terminate the pill, the Board adopted a resolution to terminate the poison pill on or before October 3, 2013. UNITE HERE agreed to withdraw our shareholder proposal. On October 1, 2013, however, Morgans’ Board announced it had voted to keep the poison pill in force, with an expiry date in October 2015 - again without shareholder approval.

A majority of major US hotel companies do not have a poison pill. The poison pill presents a potent anti-takeover device that might adversely affect shareholder value by discouraging offers to acquire the corporation that could be beneficial to shareholders. By maintaining a pill without shareholder approval, the Board has given itself the exclusive right to decide who is, and is not, allowed to make an offer to acquire the company. We believe shareholders should have the right to vote on the Agreement that assigns such power to the Board.

At Morgans, the presence of a poison pill could play a determinative role in our Company’s immediate future. Over the past year, our company has reported numerous offers of sales. Two major shareholders have publicly urged our Board to move forward with a consideration of strategic alternatives.

At the same time, the Company is already equipped with anti-takeover tools, including the ability of the Board to issue, without stockholder approval, additional shares of common and preferred stock, as well as certain state anti-takeover statutes.

We urge you to VOTE FOR this By-Law amendment, so that you can simply vote on Morgans’ poison pill.

The Board of Directors’ Statement in Opposition

The Board recommends voting “AGAINST” the Rights Plan Stockholder Proposal for the following reasons:

•	The proposal does not give due weight to the important protection that a rights plan affords stockholders against abusive takeover tactics, which the Board is best situated to evaluate and respond to.

•	It would require the Company to redeem the existing Stockholder Protection Rights Plan without regard to whether the Board determines that maintenance of the Stockholder Protection Rights Plan in the current circumstances would be in the best interests of the Company’s stockholders.

•	It would prohibit adoption of any future rights plan unless first approved by holders of a majority of the Company’s stock, without regard to whether the Board determines that implementation of a stockholder protection rights plan in the then existing circumstances would be in the best interests of the Company’s stockholders.

•	The proposal violates the certificate of incorporation of the Company, which grants the Board the power to repeal any provision of the bylaws.

In addition, based on an opinion from the Company’s special Delaware counsel, as described below, the Company believes that the amendment to the Company’s bylaws proposed by the Rights Plan Stockholder Proposal would be invalid under Delaware law. Accordingly, as discussed in more detail below, if the Rights Plan Stockholder Proposal is approved, it will be deemed to be a recommendation to the Board to terminate the Company’s existing Stockholder Protection Rights Plan, redeem the outstanding rights, and adopt a policy prohibiting adoption of a new rights plan without stockholder approval unless it is first approved by a majority stockholder vote. If such recommendation to the Board is approved, our Board will review and seriously consider such recommendation, as it would any duly approved stockholder recommendation to the Board.

The Stockholder Protection Rights Plan is Designed to Help the Board Enhance Stockholder Value by Protecting Against Abusive Takeover Tactics

The Board’s principal objective in adopting and maintaining the Stockholder Protection Rights Plan was, and continues to be, the preservation and maximization of the Company’s value for all stockholders. On October 1, 2009, the Board adopted the Amended and Restated Stockholder Protection Rights Plan, and in October 2012, the Board extended the expiration date of the plan from October 9, 2012 to October 9, 2015 (as amended, the “Stockholder Protection Rights Plan”), in each case, after concluding that doing so was in the best interests of the Company’s stockholders. As previously disclosed, the seven director nominees nominated by OTK were elected to the Board in June 2013 following the 2013 Proxy Contest. Subsequently, the new Board considered whether to continue or terminate the Stockholders Protection Rights Plan and, notwithstanding the old Board’s May 2013 decision in the midst of a proxy contest to terminate it, the new Board independently concluded that continuing the Stockholders Protection Rights Plan was in the best interests of the Company’s stockholders in the current circumstances. Before making each of these decisions, the Board carefully considered, among other things, the arguments for and against having such a plan and the Company’s strategic plan and business outlook, as well as the Company’s particular investor composition and the risks posed to carrying out the Company’s strategic plan. The new Board determined that, under the current circumstances, maintaining the Stockholder Protection Rights Plan remained in the best interests of the Company’s stockholders, consistent with the exercise of its fiduciary duties.

Potential takeover abuses that the Company’s Stockholder Protection Rights Plan is designed to protect against include the following:

•	Compressed Time Frame — The commencement of an unsolicited tender offer, as opposed to negotiation with the Board, could leave the Company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for stockholders.

•	Creeping Tender Offer — By use of the so-called creeping tender offer, a potential hostile acquirer, through selective open-market purchases in which it offers different prices to different stockholders, could gain control of the Company without affording stockholders the protections of the Federal tender offer rules, which require, among other things, that all stockholders receive the same price in a tender offer. A creeping or partial tender offer could also enable the hostile acquirer to take advantage of the public minority stockholders through self-dealing and conflict transactions or to squeeze out the public stockholders, forcing them to accept questionable securities.

•	Street Sweep — The commencement of a tender offer by a hostile acquirer could result in professional short-term stock traders (arbitrageurs) acquiring large numbers of shares. Once this takes place, the hostile acquirer could terminate the tender offer (possibly causing the stock price to fall) and “sweep the street,” thereby acquiring control from the arbitrageurs but leaving other public stockholders as minority stockholders.

The Board Will Use the Stockholder Protection Rights Plan in the Best Interests of Stockholders, Consistent with the Exercise of its Fiduciary Duties

Delaware law imposes fiduciary duties on the Board requiring it to consider any legitimate proposal for the acquisition of the Company, regardless of whether there is a stockholder protection rights plan in place. The Stockholder Protection Rights Plan enhances the Board’s ability to fulfill its fiduciary duties under Delaware law. The Stockholder Protection Rights Plan is not designed to prevent an unsolicited offer to acquire the Company on terms that are fair and equitable to all stockholders. To the contrary, the Stockholder Protection Rights Plan is designed to encourage potential acquirers to negotiate directly with the Board, which is in the best position to evaluate offers, develop alternatives to maximize stockholder value and ultimately negotiate the highest possible price if there is to be a sale of the Company. The Stockholder Protection Rights Plan allows the Board to redeem the rights issued under the Stockholder Protection Rights Plan prior to the acquisition of a 15% or larger stake in the Company and thereby remove the impediment to the completion of an acquisition of the Company. Therefore, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if the Stockholder Protection Rights Plan were not in place.

The Rights Plan Stockholder Proposal Imposes Artificial Limitations on the Board’s Exercise of its Fiduciary Duties

The Board extended the term of the Stockholder Protection Rights Plan in October 2012 because it believed that the rights plan continued to be in the best interests of stockholders in the then-existing circumstances. The Rights Plan Stockholder Proposal would require the Board to redeem the existing rights under the Stockholder Protection Rights Plan, without regard for the particular facts and circumstances that currently may present risks to stockholders and the ability of the Board to execute its business plan for the Company. Similarly, if the Board determines at a future date, in the exercise of its fiduciary duties, that the adoption of a new stockholder protection rights plan would be in the best interests of the Company’s stockholders, based on the circumstances at that time, the Rights Plan Stockholder Proposal would not allow it to do so unless it is first approved by a majority vote of the stockholders, regardless of the then existing facts and circumstances.

The Proposed Bylaw Amendment Would Not be Valid under Delaware Law

The Company has received the written opinion of Potter Anderson & Corroon LLP (“Potter Anderson), its special Delaware counsel, that the Rights Plan Stockholder Proposal, if adopted by the stockholders, would not be a valid bylaw under the General Corporation Law of the State of Delaware (the “DGCL”). The reasoning of the legal opinion provided by Potter Anderson is summarized below and included in this proxy statement with such counsel’s consent.

The power of stockholders of a Delaware corporation to amend a corporation’s bylaws is subject to the express limitations set forth in Section 109(b) of the DGCL, which provides that “[t]he bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation .” It is well settled under

Delaware law that bylaw provisions that are inconsistent with Delaware law or a corporation’s certificate of incorporation are invalid and void. The proposed by-law amendment, if adopted, would be inconsistent with law and inconsistent with the Company’s certificate of incorporation and, therefore, would be invalid under Delaware law. Among the powers conferred upon directors under the DGCL is the power to adopt and maintain defensive measures prior to or in response to a takeover proposal. One of the principal defensive measures that Delaware courts have specifically endorsed, and specifically recognized as within the province of the board of directors to adopt, is a stockholder rights plan. Adopting and extending a stockholder rights plan and setting the terms, conditions, and duration of such a plan or extension are functions specifically assigned to the board of directors of a Delaware corporation by Section 157 of the DGCL. Absent a provision in the corporation’s certificate of incorporation to the contrary, stockholders cannot, by way of a stockholder-adopted amendment to the bylaws, direct a board of directors of a Delaware corporation to exercise its authority under Section 157 of the DGCL in any particular way, or divest the board of such statutory authority; nor require the board to delegate to stockholders or others the board’s prerogative to exercise any or part of such statutory authority.

The power of the board of directors to adopt and maintain a rights plan derives not only from Section 157 of the DGCL, but also from Section 141(a) of the DGCL. Absent an express provision of the DGCL or a corporation’s certificate of incorporation to the contrary, Section 141(a) of the DGCL vests in the board of directors the authority to manage the business and affairs of the corporation. The proposed by-law amendment purports to prohibit the Board from adopting or maintaining a stockholder rights plan absent stockholder approval, and the proposed by-law amendment would require the Board of the Company to redeem the existing rights under the Company’s current Stockholder Protection Rights Plan, regardless of the facts and circumstances then existing. A board’s ability to exercise its business discretion on whether to redeem rights and terminate a rights plan in the context of a potential sale of the corporation or threat to the corporation’s ability to pursue its strategic plan for the benefit of its stockholders is a fundamental matter of management policy under Delaware law that cannot be substantially limited by a stockholder-adopted bylaw. By requiring the Board to redeem the Company’s Stockholder Protection Rights Plan and submit future rights plan to a stockholder vote, the proposed by-law amendment would improperly restrict the Board’s authority with respect to matters of fundamental importance to the Company and its stockholders regardless of the circumstances or the nature of any threat then existing, regardless of the terms and purposes of any such rights plan, and regardless of whether the fiduciary duties of the directors require the adoption of a stockholder rights plan. A requirement that the Board submit the adoption of a stockholder rights plan to a stockholder vote, thereby subjecting the plan’s efficacy to such stockholder approval, effectively removes from or significantly limits the Board’s discretion to utilize a powerful and effective tool in reacting to unfair or inequitable takeover tactics, even if the Board determines in the good faith exercise of its fiduciary duties that implementation of a stockholder rights plan would be in the best interests of the stockholders and the most effective means of dealing with such a threat. Accordingly, the proposed by-law amendment, if adopted, would improperly encroach upon the Board’s managerial authority under Section 141(a) of the DGCL in violation of Delaware law.

Section 109(a) of the DGCL provides that “any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.” The Board has the authority to adopt, amend, or repeal the by-laws of the Company pursuant to ARTICLE FIFTH the Company’s certificate of incorporation. The proposed by-law amendment would prohibit the Board from amending the proposed by-law without stockholder ratification. Because Section 109(b) of the DGCL provides that no bylaw may be inconsistent with the certificate of incorporation, and the Company’s certificate of incorporation empowers the Board to adopt, amend, or repeal the by-laws of the Company, the proposed by-law, if adopted, would directly conflict with the grant of authority to the Board under the Company’s certificate of incorporation in contravention of Delaware law.

The Board is under an obligation to use its own business judgment to determine how corporate funds should be spent. By directing that the Company redeem the existing rights under the Company’s current Stockholder Protection Rights Plan, the proposed by-law amendment would abrogate the duty of the Board to exercise its informed business judgment concerning the expenditures of corporate funds by the Company.

As a result, the proposed by-law amendment would have the effect of removing from directors in a very substantial way their duty to use their own best judgment concerning the commitment of the Company’s resources and, therefore, would violate Delaware law for this reason as well.

The proponent’s proposal states that “if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.” The Board believes, based upon counsel’s opinion that adopting a stockholder protection rights plan is a function specifically assigned to the board of directors under the DGCL, and although no Delaware court has ruled upon the validity of a bylaw such as the proposed bylaw amendment, that the proposed bylaw provision would be invalid under the DGCL. Therefore if the Rights Plan Stockholder Proposal is approved by the stockholders, the Company will not treat the vote as effective to amend the Company’s amended and restated bylaws but instead as a recommendation to the Board that it terminate the Stockholder Protection Rights Plan and redeem the rights issued by such agreement and adopt a policy to prohibit adoption of a new rights plan without stockholder approval unless it is first approved by a majority stockholder vote. If such recommendation to the Board is approved, our Board will review and seriously consider such recommendation, as it would any duly approved stockholder recommendation to the Board.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THE RIGHTS PLAN STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD AMEND THE COMPANY’S BY-LAWS TO REQUIRE THE COMPANY TO TERMINATE THE STOCKHOLDER RIGHTS PLAN AND REDEEM THE RIGHTS ISSUED BY SUCH AGREEMENT, IF IT IS PRESENTED AT THE ANNUAL MEETING.

Vote Required

Because, as discussed above, the Rights Plan Stockholder Proposal represents a recommendation to the Board to take action, the affirmative vote of holders of a majority of the shares of common stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote on the Rights Plan Stockholder Proposal is required for its adoption. For purposes of the vote on the Rights Plan Stockholder Proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal. If the Rights Plan Stockholder Proposal were a proper subject for a stockholder-approved bylaw amendment under Delaware law, the affirmative vote of holders of not less than 66-2/3% of the outstanding shares of common stock of the Company would be necessary for approval of the Rights Plan Stockholder Proposal, as required by Article FIFTH of the Company’s certificate of incorporation.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2014, certain information regarding the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors or director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of April 2, 2014 and RSUs and LTIP Units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 34,122,932 shares of common stock outstanding as of April 2, 2014.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
5% Stockholders:
Yucaipa American Alliance Fund II, L.P.(1)
Yucaipa American Alliance (Parallel) Fund II, L.P.
Yucaipa American Alliance Fund II, LLC
Yucaipa American Funds, LLC
Yucaipa American Management, LLC
Ronald W. Burkle	12,522,367	27.2%
OTK Associates, LLC(2)
Robert S. Taubman
Michael E. Olshan	4,500,000	13.2%
David T. Hamamoto(3)	2,549,941	7.5%
Brian Taylor (4) Pine River Capital Management L.P.	2,141,019	6.3%
Accommodations Acquisition Corporation(5) Vector Group Ltd.	1,712,447	5.0%

Directors, Director Nominees and Named Executive Officers:
Jason T. Kalisman	—	—%
John J. Dougherty	—	—%
Mahmood J. Khimji	—	—%
Jonathan A. Langer	—	—%
Andrea L. Olshan	—	—%
Michael E. Olshan(6)	—	—%
Parag Vora	—	—%
Martin L. Edelman	—	—%
Michelle S. Russo	—	—%
Derex Walker	—	—%
Richard T. Szymanski(7)	419,011	1.2%
Michael J. Gross(8)	507,768	1.5%
Daniel R. Flannery(9)	412,450	1.2%
Yoav Gery(10)	398,634	1.2%
Executive Officers and Directors as a group (9 persons)	436,056	1.2%

*	Less than 1%.
(1)

Based upon the information provided in the Schedule 13D/A filed on March 7, 2014 by Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Burkle is the managing member of Yucaipa American Management, LLC, which is the managing member of Yucaipa American Funds, LLC, which is the managing member of Yucaipa American Alliance Fund II, LLC, which, in turn, is the general partner of each of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. The beneficial ownership of common stock of the Company is through the ownership of 22,367 shares of vested restricted stock units by Mr. Burkle, and warrants to purchase an aggregate of up to 12,500,000 shares of the Company’s common stock. Exercise of the warrants is subject to mandatory cashless exercise, which reduces the shares of the Company’s common stock received upon exercise, and the number of shares received will be determined by the fair market value of the Company’s common stock at the time of such exercise. The percent of class of the Company’s common stock beneficially owned does not reflect any reduction for the effect of the mandatory cashless exercise as the amount of such reduction is not determinable until the time of exercise. Mr. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned. Mr. Burkle is the direct beneficial owner of 22,367 shares of common stock in the Company. The business address of each member of the group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.
(2)	Based upon the information provided in the Schedule 13D/A filed on March 18, 2013 by OTK, Robert S. Taubman and Michael E. Olshan. OTK beneficially owns 4,500,000 shares of the Company’s common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Michael E. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and dispositive power over the Company’s common shares beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 200 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.
(3)	Based upon the information provided in the Schedule 13D/A filed on October 9, 2013 by David Hamamoto, Mr. Hamamoto beneficially owns 2,583,438 shares of the Company’s common stock. Mr. Hamamoto has sole voting power with respect to 2,065,384 shares of Company’s common stock, sole dispositive power with respect to 2,549,941 shares of the Company’s common stock and shared dispositive power with respect to 33,497 shares of the Company’s common stock. The 2,549,941 shares of common stock for which Mr. Hamamoto has sole dispositive power include 2,065,384 shares of common stock, over which Mr. Hamamoto has sole dispositive power and sole voting power, and 484,557 shares of common stock, over which Mr. Hamamoto only has sole dispositive power but no voting power, which represent Mr. Hamamoto’s beneficial ownership of 484,557 vested LTIP Units convertible into common stock. The 33,497 non-voting units over which Mr. Hamamoto is deemed to have shared dispositive power, represent Mr. Hamamoto’s portion (through DTH Holdings LLC) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), and 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP. Mr. Hamamoto disclaims beneficial ownership of the shares of common stock that may be issued in redemption of the nonvoting units. Of the 2,065,384 shares of common stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 1,737,177 shares of common stock are beneficially owned by Mr. Hamamoto through DTH Holdings LLC, David T. Hamamoto GRAT I — 2012, David T. Hamamoto GRAT II – 2013, Hilo II and Kona II. DTH Holdings LLC directly beneficially owns 336,342 shares of common stock, David T. Hamamoto GRAT I — 2012 directly beneficially owns 357,324 shares of common stock (the “2012 GRAT Shares”), David T. Hamamoto GRAT II – 2013 directly beneficially owns 500,000 shares of common stock (the 2013 GRAT Shares”), Hilo II owns 85,907 shares of common stock (the “Hilo II Shares”), and Kona II owns 457,604 shares of common stock (the “Kona II Shares”). Mr. Hamamoto is deemed to beneficially own the foregoing shares of common stock as the sole manager or trustee of each such entity. The 2012 GRAT Shares were transferred from DTH Holdings LLC and Mr. Hamamoto individually. The Hilo II Shares were indirectly transferred from Hilo I and the Kona II Shares were indirectly transferred from Kona I. In addition, of the 2,065,384 shares of Common Stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 328,207 shares of common stock are directly beneficially owned by Mr. Hamamoto and were purchased in open market transactions or received as equity grants from the Company. Mr. Hamamoto’s business address is c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, NY, 10022.
(4)

Based upon the information provided in the Schedule 13G filed on February 3, 2014 by Brian Taylor and Pine River Capital Management L.P. (“Pine River”). Mr. Taylor and Pine River beneficially own 2,141,019 shares of the Company’s common stock and each have shared voting and dispositive power with respect to 2,141,019 shares of such common stock. Mr. Taylor is the founder and Chief Executive Officer of Pine River, responsible for the management and oversight of Pine River’s funds, so he may be deemed to have shared voting and dispositive power with respect to the 2,141,019 shares of common stock. Each of Mr. Taylor and Pine River disclaims beneficial ownership of the securities reported, except to the extent of their indirect pecuniary interests therein. The business address of Pine River is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.
(5)	Based upon the information provided in the Schedule 13D filed on August 12, 2011 by Accommodations Acquisition Corporation, a wholly-owned subsidiary of Vector Group Ltd. and Vector. Vector is a public company, with its common stock traded on the New York Stock Exchange, which is a holding company for a number of businesses. Accommodations Acquisition Corporation, Vector Group Ltd, and Vector are deemed to be a group beneficially owning 1,712,447 shares of the Company’s common stock and has shared voting and dispositive power with respect to 1,712,447 shares of such common stock. The business address of Accommodations Acquisition Corporation, Vector Group Ltd and Vector is 100 S.E. Second Street, 32nd Floor, Miami, FL 33131.
(6)	Does not include shares owned by OTK. OTK is the beneficial owner of 4,500,000 shares of the Company’s common stock. See footnote (2) above. By virtue of the relationships described in footnote (2) above, Mr. Olshan may be deemed to share voting and dispositive power over the shares beneficially owned by OTK. Mr. Olshan disclaims beneficial ownership of the securities reported to be owned by OTK, except to the extent of his indirect pecuniary interest therein.
(7)	Includes 113,894 options to purchase shares of common stock and 172,493 LTIP Units convertible into shares of common stock.
(8)	Beneficial ownership information as of August 30, 2013, Mr. Gross’ separation date, and includes 300,000 options to purchase shares of common stock and 125,000 LTIP Units convertible into shares of common stock and 82,768 RSUs. The above beneficial ownership does not include Mr. Gross’ 25,000 RSUs scheduled to vest on August 30, 2015 and his participation in the Outperformance Award Program, as discussed further above in “Compensation of Directors and Executive Officers.” Michael Gross served as Chief Executive Officer and Director of the Company until August 30, 2013.
(9)	Beneficial ownership information as of March 10, 2014, Mr. Flannery’s termination date, and includes 200,000 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Flannery’s participation in the Outperformance Award Program, as discussed further above in “Compensation of Directors and Executive Officers.” Mr. Flannery served as Executive Vice President and Chief Operating Officer of the Company until March 10, 2014. The table does not include the vesting of all unvested equity awards effective March 10, 2014, pursuant to Mr. Flannery’s employment agreement.
(10)	Beneficial ownership information as of March 10, 2014, Mr. Gery’s termination date, and includes 200,000 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Gery’s participation in the Outperformance Award Program, as discussed further above in “Compensation of Directors and Executive Officers.” Mr. Gery served as Executive Vice President and Chief Development Officer of the Company until March 10, 2014. The table includes the vesting of all unvested equity awards effective March 10, 2014, pursuant to Mr. Gery’s employment agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These reporting persons are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The Company has adopted a written related person transaction policy and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics and Code of Business Conduct, which is described above in “Board of Directors and Corporate Governance — Corporate Governance Information — Code of Ethics and Code of Business Conduct.”

The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and other procedures and guidelines implemented by the Company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person shall immediately bring the matter to the attention of the Company’s chief legal officer. Any proposed related person transaction shall be presented by the chief legal officer to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction. In the event that all of the directors are deemed to have an interest in the transaction, the Company may enter into the transaction if it is approved in accordance with the provisions of the DGCL.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s proxy statement and other appropriate filings to the extent required by the rules and regulations of the SEC and Nasdaq.

The Light Group Transaction and Sasson Consulting Agreement

Mr. Sasson was appointed to the Board pursuant to a one-year consulting agreement the Company entered into with Mr. Sasson in connection with The Light Group Transaction. Mr. Sasson continues to hold 5% of the equity interests in The Light Group. Pursuant to the agreement, the Company agreed to appoint Mr. Sasson to the Company’s Board and to cause Mr. Sasson to be nominated for election to the Board at the Company’s 2012 annual meeting of stockholders. Had Mr. Sasson not been elected to the Board, promissory notes convertible into shares of the Company’s common stock for up to $18 million in potential payments, of which $16 million is allocated to Mr. Sasson, would have accelerated and become immediately due and payable under the terms of the notes. The consulting agreement expired pursuant to its terms on November 30, 2012.

The consulting agreement provided that Mr. Sasson would provide consulting services in connection with food and beverage and nightclub operations in hotels managed by the Company and other venues. Mr. Sasson was subject to a non-competition provision that terminated on November 30, 2012. Mr. Sasson is required to first offer any food and beverage, nightclub or lounge and hotel management opportunities to the Company through May 30, 2013. Mr. Sasson’s compensation for services performed pursuant to the consulting agreement consisted of shares of the Company’s common stock with an aggregate value of $300,000. In addition, Mr. Sasson is entitled to receive a one-time fee if, prior to the end of the right of first offer period, the Company enters into a term sheet or letter of intent regarding an offered transaction on materially the same terms, and the Company subsequently completes such transaction. The fee is equal to 60% of the Company’s estimated base fees for the fourth year after the closing of such transaction.

One or more subsidiaries acquired by the Company as part of The Light Group Transaction are parties to or participants in agreements or arrangements in which Mr. Sasson has a financial or similar interest, including the following:

•	An entity owned by Mr. Sasson leases office space to us pursuant to a lease agreement that expires in May 2017, subject to the exercise of one 5-year extension that remains at the lessee’s option. The annual rent under the lease for 2013 was approximately $395,000, increasing by 2% each year thereafter.

•	An entity in which Yucaipa and Mr. Sasson holds an equity interest owns a nightclub, Light, which opened at the Mandalay Bay Hotel & Casino in Las Vegas, Nevada in April 2013. Pursuant to a management agreement we entered into with the owner on October 28, 2011, we operate and manage the nightclub and earned approximately $717,000 in management fees in 2013 for these services.

•	An entity controlled by Messrs. Burkle and Sasson hold equity interests in the ownership of a pool lounge and club, Daylight Beach Club, which opened at the Mandalay Bay Hotel & Casino in Las Vegas, Nevada in May 2013. Pursuant to a verbal agreement we entered into with the owner, we operate and manage the pool lounge and club and earned approximately $307,000 in management fees in 2013 for these services.

•	An entity in which Mr. Sasson holds an indirect equity interests has an oral arrangement with us, based on a monthly retainer, pursuant to which such entity provides transportation services to customers. In 2013, we paid $98,350 to such entity.

On August 5, 2013, Messrs. Sasson and Andy Masi filed a lawsuit in the Supreme Court of the State of New York against the Company and The Light Group relating to the $18 million convertible notes (the “TLG Promissory Notes”) issued in connection with The Light Group Transaction. The complaint alleged, among other things, a breach of contract and an event of default under the TLG Promissory Notes as a result of the Company’s failure to repay the TLG Promissory Notes following an alleged “Change of Control” that purportedly occurred upon the election of the Company’s Board on June 14, 2013. The complaint sought payment of Mr. Sasson’s $16 million portion of the TLG Promissory Notes and Mr. Masi’s $2 million portion of the TLG Promissory Notes, plus interest compounded to principal, as well as default interest, and reasonable costs and expenses incurred in the lawsuit. On September 26, 2013, the Company filed a motion to dismiss the complaint, which was granted by the Court on February 6, 2014. Messrs. Sasson and Masi have since filed a notice of appeal.

Consulting Agreement with Jonathan A. Langer

On February 9, 2014, the Company entered into a one-year Consulting Agreement with Jonathan A. Langer, a member of the Company’s Board. Based upon Mr. Langer’s extensive experience both in the financial sector and hospitality industry, the Company believes that Mr. Langer is uniquely suited to provide financial and strategic advisory services to the Company. Under the terms of the Consulting Agreement, Mr. Langer will provide services to the Company in connection with various strategic and financial opportunities. Pursuant to the Consulting Agreement, in consideration of Mr. Langer’s efforts in connection with the 2014 Loan, including negotiating with the lenders and overseeing the transaction on the Company’s behalf, Mr. Langer is entitled to a payment of $495,000 (or 0.11% of the aggregate proceeds from the 2014 Loan), payable in cash or stock, at the

Company’s election. Under the terms of the Consulting Agreement, Mr. Langer may also be compensated for the successful negotiation of a revised hotel management or new franchise agreement with one of the Company’s existing hotels in an amount equal to 2.0% of the projected management, incentive and franchise fees to be earned by the Company during the duration of the management or franchise agreement, plus certain other potential fess not to exceed $250,000. Under the Consulting Agreement, the Company and Mr. Langer may agree in the future to expand the scope of services Mr. Langer is providing to the Company.

Yucaipa Preferred Discount

The Company entered into a preferred rate program with Yucaipa, whereby employees of Yucaipa and/or its affiliates receive a special discount rate on accommodations at any of the Company’s hotels, similar to preferred rate programs that the Company enters into with other corporate customers. The Yucaipa preferred discount rate was approved by our Audit Committee pursuant to our related person transaction policy. This arrangement terminated on December 31, 2013.

Yucaipa Note Repurchase

On February 28, 2014, the Company entered into a Note Repurchase Agreement with Yucaipa, pursuant to which the Company agreed to repurchase from Yucaipa $88 million principal amount of the 2014 Convertible Notes at par value plus accrued interest thereon. The closing under the Note Repurchase Agreement occurred on February 28, 2014. Following the closing, the principal amount of the outstanding 2014 Convertible Notes has been reduced to $84.5 million.

Proposed Deleveraging Transaction and Memorandum of Understanding

On March 30, 2013, the Company and certain of its subsidiaries entered into, among other things, (i) an Exchange Agreement, which we refer to as the “proposed exchange agreement,” with Yucaipa (together with Yucaipa American Alliance Fund II, L.P., the “Yucaipa Investors”) and Yucaipa Aggregator Holdings, LLC, a wholly-owned subsidiary of the Yucaipa Investors (the “Yucaipa Securityholder,” and together with the Yucaipa Investors, the “Yucaipa Parties”), (ii) an Investment Agreement with the Yucaipa Securityholder, which we refer to as the “proposed backstop agreement,” and (iii) a Membership Interest Purchase Agreement (Delano Hotel, Miami Beach, Florida), which we refer to as the “proposed purchase agreement,” with Vintage Deco Hospitality, LLC, a company owned by the Yucaipa Investors (collectively, the “Proposed Deleveraging Transaction”). Mr. Burkle is managing partner and founder of The Yucaipa Companies, with which the Yucaipa Parties are affiliated. Mr. Burkle had been appointed to the Board of Directors of the Company in March 2011 as a designee and representative of the Yucaipa Investors pursuant to the Yucaipa SPA.

On May 14, 2013, the Delaware Court of Chancery, or the Delaware Court, entered an order, among other things, prohibiting the Company from taking any steps to consummate the Proposed Deleveraging Transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. The order of the Delaware Court provided the Board with the opportunity to reconsider and potentially ratify its prior approval of or re-approve the transactions contemplated by such definitive agreements.

On February 28, 2014, Company entered into a binding Memorandum of Understanding (the “MOU”) providing for the settlement of all litigations involving Yucaipa, including litigations related to the Proposed Deleveraging Transaction. The MOU provides for partial settlement of the action entitled OTK Associates, LLC v. Friedman, et al., C.A. No. 8447-VCL, now pending in the Delaware Court (the “Delaware Action”), in which OTK is pursuing claims directly and derivatively on behalf of the Company. The MOU contemplates that the Delaware Action will be dismissed with prejudice against all parties, except for defendants Thomas L. Harrison and Michael D. Malone, former directors of the Company, who chose not to participate in the settlement contemplated by the

MOU and against whom the Delaware Action will continue. The MOU further provides for the complete settlement and dismissal with prejudice of three other actions pending in the New York state and federal courts entitled Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., et al., Index No. 652294/2013 (NY Sup.) (the “Securities Action”); Burkle v. OTK Associates, LLC, et al., Case No. 13-CIV-4557 (S.D.N.Y.); and Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group, Index No. 653455/2013 (NY Sup.) (collectively, the “Actions”). The Company has described, in prior public filings, the parties and the nature of the claims in the Actions.

The MOU is subject to execution of a Stipulation of Settlement acceptable to the Company (the “Settlement Stipulation”), which must be submitted to the Delaware Court for review and approval and will not become effective, under the terms of the MOU, until such approval is given and is no longer subject to further court review (the “Effective Date”).

The MOU provides, among other things, for following:

•	The Company will pay to plaintiffs in the Securities Action an amount equal to $3 million less the aggregate amount of any reasonable and necessary attorneys’ fees and expenses incurred by Mr. Burkle, a former Company director named as a defendant in the Delaware Action, in his defense of the Delaware Action that are paid to him by the Company’s insurers prior to the Effective Date (the “Securities Action Payment”).

•	Mr. Burkle will pay to the Company the amount of all insurance proceeds he recovers from the Company’s insurers after the Effective Date for the reasonable and necessary attorneys’ fees and expenses that he incurred in defense of the Delaware Action and assign to the Company any claims he may have against the Company’s insurers relating to any such reasonable and necessary attorneys’ fees and expenses that the Company’s insurers may fail to pay Mr. Burkle.

•	To the extent not paid by the Company’s insurers, the Company will pay the amount of any reasonable and necessary attorneys’ fees and expenses incurred by former Company directors Messrs. Friedman, Gault, and Sasson (collectively the “Settling Former Directors”) in defending the Delaware Action, subject to the Settling Former Directors’ assignment to the Company of any claims they have against the Company’s insurers relating to any such unpaid amounts.

•	The Settling Former Directors will pay the Company a portion of the Securities Action Payment (based on a formula whose elements cannot presently be quantified) unless the Company’s insurers pay such amounts to the Company or the Settling Former Directors assign to the Company any claims they have against the Company’s insurers relating to any such amounts that the Company’s insurers fail to pay.

•	Counsel for OTK and current director Mr. Kalisman will apply to the Delaware Court for an award of payment from the Company of the reasonable and necessary fees and expenses they incurred in connection with the Delaware Action. Any such award may be subject to recovery by the Company from its insurers.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2013, including our consolidated financial statements.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, May 14, 2014:

Stockholders may access the proxy statement and the 2013 Annual Report, as well as transmit their voting instructions, by having their proxy card and related instructions in hand and accessing:

www.protectvalueatmorgans.com

Additionally, upon written request, we will provide you without charge, a copy of our 2013 Annual Report that we filed with the SEC. You should make your request in writing to:

Morgans Hotel Group Co.

Attention: Investor Relations

475 Tenth Avenue

New York, NY 10018

Other Matters to Come Before the 2014 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement in their own discretion.

Stockholder Proposals and Nominations for the 2015 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 17, 2014.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2015 annual meeting must be received no earlier than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed.

* * * *

By Order of the Board of Directors

Name:	Richard Szymanski
Title:	Secretary

New York, NY

April 16, 2014

ANNEX A

The Company’s Board of Directors and Certain Executive Officers

The following sections (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are “participants” in our solicitation of proxies from our stockholders in connection with our annual meeting.

Directors and Nominees

The principal occupations of our directors and nominees who are “participants” in our solicitation are set forth in the section above entitled “Proposal 1: Election of Directors for a One-Year Term Expiring at the 2015 Annual Meeting of Stockholders” of this proxy statement. The name, principal occupation and business address of the organization of employment of our directors are as follows:

Name	Occupation	Business Address
Jason T. Kalisman	Interim Chief Executive Officer and Director	Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

John J. Dougherty	Retired	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Martin L. Edelman	Of Counsel, Paul Hastings	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Mahmood J. Khimji	Principal, Highgate Holdings	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Jonathan A. Langer	Partner, Fireside Investments	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Andrea L. Olshan	Chief Executive Officer, Olshan Properties	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Michael E. Olshan	Manager, OTK Associates LLC	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Michelle S. Russo	Founder, Hotel Asset Value Enhancement	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Parag Vora	Founder and Portfolio Manager, HG Vora Capital Management	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

Derex Walker	Partner, The Yucaipa Companies, LLC	c/o Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018

A-1

Officers and Employees

The principal occupations of our executive officers and employees who are “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our Company, and the business address for each person is Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Name	Occupation
Jason T. Kalisman	Interim Chief Executive Officer and Director
Richard T. Szymanski	Chief Financial Officer
Joshua Fluhr	Executive Vice President and Chief Operating Officer

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock beneficially owned or held as of April 2, 2014 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” other than that of Mr. Fluhr, are set forth in the section entitled “Voting Securities of Certain Beneficial Owners and Management” in this proxy statement. Joshua Fluhr, our Executive Vice President and Chief Operating Officer, is the direct beneficial owner of 17,045 shares of common stock, which is less than 1% of the Company’s outstanding shares of common stock as of April 2, 2014.

No participant owns any securities of the Company of record that such participant does not own beneficially.

A-2

ANNEX B

Information Concerning Persons Who Are Participants in the Company’s Solicitation of Proxies

Except as otherwise described in the proxy statement, to our knowledge:

•	No participant purchased or sold any of our securities with the past two years.

•	No participant is or was in the past year a party to any contract, arrangements or understandings with any person with respect to any of our securities, including, but not limited to, joint ventures, loans or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•	No associate of any participant owns beneficially, directly or indirectly, any of our securities. No participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•	No participant nor any associate of a participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant or any related person thereof had or will have a direct or indirect material interest.

•	No participant, nor any associate of a participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No person (other than a director or executive officer of the Company acting solely in that capacity) who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

B-1

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2014.

Vote by Internet

•	Log on to the Internet and go to www.okapivote.com/mhgc

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-888-248-4347 within the United States of America, United States territories & Canada any time on a touch tone telephone.

•	There is NO CHARGE to you for the call.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M60758-P40521 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORGANS HOTEL GROUP CO.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Director Nominees:				☐	☐	☐
	01)	Jason T. Kalisman	06)	Andrea L. Olshan

	02)	John J. Dougherty	07)	Michael E. Olshan

	03)	Martin L. Edelman	08) 09)	Michelle S. Russo Derex Walker
	04)	Mahmood J. Khimji
	05)	Jonathan A. Langer

The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain

2.	Ratification of appointment of independent registered public accounting firm.								☐	☐	☐

3.	Advisory vote to approve executive compensation.								☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Recommend to the Board of Directors that (1) it be prohibited from amending the Company’s Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, as amended on October 15, 2009, as amended on April 21, 2010, as amended on October 3, 2012 (the “stockholder rights plan”) without ratification of such action by the Company’s stockholders; (2) it redeems the Company’s existing stockholder rights plan; and (3) the adoption of any other such stockholder rights plan or other form of “poison pill” requires the approval by a majority of the Company’s stockholders unless such adoption is mandated by the Board’s fiduciary duties and such plan expires within one year unless approved by a majority of the Company’s stockholders.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M60759-P40521

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.protectvalueatmorgans.com.

MORGANS HOTEL GROUP CO.

Annual Meeting of Stockholders

May 14, 2014 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason T. Kalisman and Richard Szymanski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MORGANS HOTEL GROUP CO. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on May 14, 2014, at Hudson, 356 West 58th Street, New York, NY 10019, or any properly authorized adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side